UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Merchants Bancorp
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NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	8:00 a.m., Eastern Daylight Time, on Thursday, May 21, 2026

PLACE	410 Monon Blvd., Carmel, Indiana 46032

PURPOSE	(1)	The election of 12 directors to the Company’s Board of Directors, to serve until the Company’s 2027 annual meeting of shareholders and until his or her successor has been duly elected and qualified;

(2)	A non-binding, advisory vote on the compensation of the Company’s Named Executive Officers;

(3)	The ratification of the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and

(4)	The transaction of such other matters as may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	In order to vote, you must have been a holder of our common stock at the close of business on March 20, 2026.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares electronically, by telephone, or by completing and returning the proxy card. Voting instructions are printed on the proxy card. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Michael F. Petrie
Chairman and Chief Executive Officer

April 10, 2026

MERCHANTS BANCORP

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2026

These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Merchants Bancorp (the “Company,” “Merchants,” “we,” “our,” or “us”), an Indiana corporation, of proxies to be used at the 2026 annual meeting of shareholders of the Company (the “Annual Meeting”) and at any adjournments or postponements of such meeting.

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we make available proxy materials, which include the Notice of Annual Meeting, this proxy statement, and our Annual Report on Form 10-K for the year ended December 31, 2025 (“Annual Report”), on the internet unless otherwise instructed by the shareholder. If you received the Notice of Internet Availability of Proxy Materials (the “Notice”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The Notice is first being mailed to shareholders and we intend to provide access to the proxy materials to the shareholders of record beginning on or about April 10, 2026.

This Proxy Statement and our Annual Report are available at:

investors.merchantsbancorp.com

GENERAL INFORMATION

Time and Date:	8:00 a.m., Eastern Daylight Time, on Thursday, May 21, 2026

Place:	Merchants Bancorp’s headquarters, 410 Monon Blvd., Carmel, Indiana 46032

Record Date:	March 20, 2026

Voting:	Only holders of our common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one (1) vote for each director nominee and one (1) vote for each of the other proposals being voted on.

PROPOSALS TO BE VOTED ON AND RECOMMENDATIONS

Proposal	Recommendation	Page Reference for More Detail
Election of Directors	FOR each nominee	11

Compensation of our Named Executive Officers	FOR	32

Ratification of the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for the year ending December 31, 2026	FOR	37

INFORMATION ABOUT THE MEETING AND VOTING

The following is information regarding the Annual Meeting and the voting process, presented in a question and answer format.

Why did you receive access to the proxy materials?

We have made the proxy materials available to you because, as of the Record Date, you held shares of our common stock. This proxy statement describes the proposals that will be presented for consideration by the shareholders at the Annual Meeting. It also provides information concerning those proposals to assist you in making an informed decision.

Why did you receive a Notice Regarding the Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

We are using the SEC notice and access rule that allows us to furnish our proxy materials on the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about April 10, 2026, we sent our shareholders the Notice by mail with instructions on how to access our proxy materials on the internet and vote online. The Notice is not a proxy card and cannot be used to vote your shares. If you received the Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to in the Notice.

Who may vote at the Annual Meeting?

The proxy materials are provided to holders of record of our common stock on the Record Date. Only the common shareholders of record on the Record Date may vote at the Annual Meeting. As of the Record Date, there were 45,941,666 shares of our common stock outstanding.

How can you vote?

You may own your shares of our common stock in one or more of the following ways:

●	Directly in your name as shareholder of record; or

●	Indirectly through a broker, bank, or other holder of record (your “nominee”), commonly referred to as in “street name.”

For shares of which you are the shareholder of record, you may vote your shares on the internet, by telephone, or by requesting a proxy card and completing, signing, and returning it in the postage-paid envelope that will be provided. Simply follow the instructions provided on the Notice or proxy card. You may also vote during the Annual Meeting. Execution of a proxy card or voting via the internet or by telephone will not affect your right to attend the Annual Meeting.

However, if your shares are held in street name, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares. The method by which you may vote your shares (e.g., by internet or telephone) may depend on the voting process of your nominee. If you desire to vote at the Annual Meeting, you must obtain a legal proxy from your nominee. Please contact your nominee for instructions regarding obtaining a legal proxy. As provided above, the Annual Meeting will be in person and there will not be a virtual meeting.

What happens if you do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you (a) indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board or (b) sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all proposals presented in this proxy statement and as the proxy holders may determine in their judgment with respect to any other matters properly presented for a vote at the meeting.

Shares Held in Street Name. If your shares are held in street name and you do not provide your nominee with specific voting instructions, then, under applicable rules, your nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your shares on a non-routine matter, your nominee will inform us that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” For the Annual Meeting, each of the election of directors and say-on-pay advisory vote are considered a non-routine matter but the ratification of the appointment of our independent registered public accounting firm is considered a routine matter.

Can you change your vote after you return the proxy card or after voting electronically?

If you are a shareholder of record, you may revoke your proxy and change your vote at any time before it is voted. Prior to the applicable cutoff time, you may change your vote using the internet, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to our Secretary prior to the Annual Meeting.

If you hold your shares in street name, you may revoke your proxy by following instructions provided by your nominee.

No notice of revocation or later-dated proxy will be effective until received by our Secretary at or prior to the Annual Meeting.

What options do you have in voting on each proposal?

You may vote “FOR” or “WITHHOLD” with respect to the election of each director nominee.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the say-on-pay advisory vote, the ratification of the appointment of our independent registered public accounting firm, and any other matter that may properly be brought before the meeting.

What is the quorum required for each proposal?

The holders of a majority of the shares of our common stock outstanding as of the Record Date, represented in person or by proxy, will constitute a quorum for purposes of such proposal at the Annual Meeting. If less than a majority of the shares of our common stock are represented at the meeting, a majority of the shares represented may adjourn the meeting at any time.

As of the Record Date, there were 45,941,666 shares of our common stock outstanding. Therefore, at least 22,970,834 shares need to be represented to constitute a quorum.

How many votes are needed for approval of each proposal?

Our directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees for director receiving the largest number of votes cast “FOR” will be elected up to the maximum number of directors to be elected at the Annual Meeting to serve until the Company’s 2027 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation, removal, or death.

The advisory vote on Named Executive Officer compensation will be approved if a greater number of votes are cast “FOR” than “AGAINST”. Because the vote is advisory, it will not be binding on the Company or the Board. Our Compensation Committee will take the vote results on this proposal into consideration when making future decisions regarding executive compensation.

Ratification of the selection of Forvis Mazars, LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If the appointment of Forvis Mazars, LLP is not ratified, the matter of the appointment of our independent registered public accounting firm will be considered by the Board’s Audit Committee.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted in determining the votes present at the Annual Meeting. However, a nominee has limited authority to vote on the election of directors and say-on-pay, but is not limited as to the ratification of the selection of Forvis Mazars, LLP as our independent registered public accounting firm.

With respect to the election of directors, abstentions, broker non-votes, and votes to “WITHHOLD” for a nominee will result in such nominee receiving fewer votes but will not affect the outcome of the election. With respect to say-on-pay and the ratification of the selection of Forvis Mazars, LLP, abstentions and broker non-votes have the same effect as a vote against the proposal.

Who will pay for the costs involved in the solicitation of proxies?

We will pay all costs of preparing, assembling, and distributing the proxy materials, including printing and mailing any copy of this proxy statement requested by a shareholder. In addition to solicitations by mail, directors and officers of the Company and its subsidiaries may solicit proxies personally, by telephone, email, or in person, but such persons will not be specially compensated for their services.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with our Second Amended and Restated By-Laws (“By-Laws”) will be considered. Aside from the items listed above in the Notice of Annual Meeting, we do not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment, the proxy holders will vote them in accordance with their best judgment.

Each of the Board’s nominees for director has consented to serving as a director of the Company. Should any nominee for director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Nominating and Corporate Governance Committee and nominated by the Board. We have no reason to believe that any of the nominees for director will be unable or unwilling to serve if elected to office.

CORPORATE GOVERNANCE

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in our day-to-day operations, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, with additional special meetings held from time to time. Our directors also discuss business and other matters with our Chief Executive Officer, Michael Petrie, and President and Chief Operating Officer, Michael Dunlap, and other key executive officers, as well as our principal external advisers (legal counsel, auditors, and other consultants) at times other than regularly scheduled meetings when appropriate.

The Board has four (4) established standing committees in connection with the discharge of its responsibilities. These committees are: Audit, Compensation, Nominating and Corporate Governance, and Risk. The Board also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our Articles and By-Laws.

The Board held five (5) regularly scheduled and special meetings during 2025. In 2026, the Board intends to meet at least four (4) times, with additional special meetings held from time to time when necessary, and through committee membership, which is discussed below. During 2025, all directors attended at least 75 percent of the meetings of the Board and the committees on which they served. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage and expect all of our directors to attend. All of the directors were present at the Company’s 2025 annual meeting of shareholders.

In addition to meetings of the Board, our directors voluntarily attend regular meetings of management level committees to gain insight into our businesses’ current and future activities and strategies.

Director Independence

Under the rules of Nasdaq and the SEC, the Board has determined that seven (7) of the current eleven (11) directors qualify as independent directors: Ms. Catchings, Mr. Dinwiddie, Ms. Gilroy, Mr. Juster, Mr. O’Brien, Ms. Sellers, and Mr. Shane. Additionally, seven (7) of the twelve (12) nominees for director qualify as independent directors: Ms. Catchings, Mr. Curless, Mr. Dinwiddie, Mr. Juster, Mr. O’Brien, Ms. Sellers, and Mr. Shaffer. In prior years the Board has not identified Mr. Dinwiddie as being an independent director, however, the Board considered that on December 31, 2025 Mr. Dinwiddie retired from Dinsmore & Shohl LLP, a law firm with which we have a relationship as described below in Certain Relationships and Related Party Transactions, and that the amounts paid to Dinsmore & Shohl LLP have not exceeded 5% of its consolidated gross revenues for any of the prior 3 years, as required by Nasdaq. Further, Mr. Dinwiddie has no ongoing financial interest in the firm. The Board determined that this relationship does not impair Mr. Dinwiddie’s independence.

Messrs. Petrie, Dunlap, and Evans do not qualify as independent directors because each is an executive officer. Ms. Kaercher, nominee for director, does not qualify as an independent director because she is the daughter of Mr. Petrie and is also an employee. Mr. Rogers, Jr., nominee for director, does not qualify as an independent director because he is an employee.

A director or nominee that is not employed by us is referred to as a “Non-Executive Director.”

The Board has a Chairman whose duties are described in our By-Laws. The Board may select any of its members as its Chairman and has no formal policy as to whether our Chief Executive Officer will serve as Chairman or whether any other director, including a non-employee or independent director, may be elected to serve as Chairman. At present, the positions of Chairman and Chief Executive Officer are both held by Mr. Petrie. The Board believes that Mr. Petrie, as a co-founder, is best situated to serve as Chairman because of his familiarity with the Company’s business and because he is the most capable of effectively identifying strategic opportunities and leading the execution of our business strategy.

However, the Board has adopted a written charter to govern in the event the positions of Chairman and Chief Executive Officer are held by the same individual. This “Independent Lead Director Charter” was developed to describe the responsibilities of the Independent Lead Director if the same individual is Chairman and Chief Executive Officer. This charter states that the Independent Lead Director will be a member of the Board who satisfies the requirements for independent directors under the Nasdaq rules. Mr. Juster is our current Independent Lead Director.

As described in the charter, the Independent Lead Director has responsibility for, among other things:

●	consulting with the Chief Executive Officer for Board schedules and agendas, including advising the Chief Executive Officer as to the quality, quantity, and timeliness of the information submitted by Merchants’ management;

●	organizing meetings of the independent directors as necessary to, in part, ensure they have adequate resources for decision making and to serve as the principal liaison between the independent directors and the Chief Executive Officer;

●	conducting exit interviews with all departing executive officers, as appropriate; and

●	handling other such matters that are specifically delegated to the Independent Lead Director by the Board from time to time.

Board’s Role in Risk Management

Risk is inherent in any business; as is the case with other management functions, our senior management has the primary responsibility for managing the risks we face. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and our regulators assess our performance in that regard during their examinations. As a result, the Board is actively involved in overseeing our risk management programs.

While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee oversees and assesses our financial risk and the Risk Committee monitors our credit, operational, and compliance risks, including our enterprise risk management program, and each receives regular reports from senior management regarding comprehensive risk as well as particular areas of concern. The Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.

Further, our Chairman meets regularly with senior management to discuss strategy and the risks we face. Senior management attends Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.

Board Committees

Each of the Audit, Compensation, Nominating and Corporate Governance, and Risk Committees are currently comprised solely of directors that meet the definition of “independent director” under the Nasdaq rules, and as to the Audit Committee, also satisfy the requirements of SEC Rule 10A-3. Each committee meets at such times as determined to be necessary.

Each committee has a written charter which sets forth the committee’s duties and responsibilities and is reviewed by that committee on a regular basis. The current charters of the committees are available on our website (investors.merchantsbancorp.com) under the corporate profile – governance documents section.

The following table identifies the committee members for 2025.

Director	Audit	Compensation	Nominating and Corporate Governance	Risk
Tamika D. Catchings	M	M	M	M
Thomas W. Dinwiddie	-	-	-	M
Sue Anne Gilroy	M	M	M	M
Andrew A. Juster	C	M	M	M
Patrick D. O’Brien	M	C	M	M
Anne E. Sellers	M	M	C	M
David N. Shane	M	M	M	C
Number of Meetings in 2025	8	1	1	4

M: Member of Committee

C: Chair of Committee

Committee and chair assignments for director nominees will be determined by the Board following the Annual Meeting.

Audit Committee

The Board has determined that each member of the Audit Committee also satisfies the additional independence standards under the Nasdaq rules and applicable SEC rules for audit committee service and has the ability to read and understand fundamental financial statements. In addition, the Board has determined that each of Mr. Juster, Ms. Sellers, and Mr. Shaffer qualify as an “audit committee financial expert,” as that term is defined under the applicable SEC rules.

As described in its charter, the Audit Committee has responsibility for, among other things:

●	selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;

●	reviewing the independence of our independent auditors;

●	reviewing actions by management on recommendations of the independent auditors and internal auditors, including reviewing and approving the internal audit plan and budget on an annual basis;

●	meeting with management, the internal auditors, and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures and results;

●	reviewing earnings releases, financial statements, and reports to be filed with the SEC or otherwise;

●	reviewing and approving transactions for potential conflicts of interest under our Code of Conduct; and

●	handling other such matters that are specifically delegated to the Audit Committee by the Board from time to time.

Compensation Committee

As described in its charter, the Compensation Committee has responsibility for, among other things:

●	overseeing executive compensation and management succession plans; personnel policies, benefits programs, and incentive compensation as they relate to our executive officers; and ensuring the competitiveness thereof;

●	establishing performance goals and objectives relative to the compensation of our executive officers;

●	determining the annual compensation of our Chief Executive Officer;

●	recommending to the Board the compensation of all other executive officers, including annual base salary, annual or short-term incentive opportunities, long-term incentive opportunities, employment, severance, and/or change-in-control agreements, and any perquisites or special benefits;

●	reviewing the talent development and executive succession planning process with our Chief Executive Officer;

●	preparing the Compensation Committee report that may be required by SEC rules to be included in our annual reports and proxy statements; and

●	handling such other matters that are specifically delegated to the Compensation Committee by the Board from time to time.

The Compensation Committee has engaged Aon’s Human Capital Solutions Practice, a division of Aon plc (“Aon”), as its independent compensation consultant to periodically assist the Compensation Committee with reviewing and/or developing its peer group and reviewing, making recommendations, and providing general advice on our executive compensation practices, amounts, and structure. In 2025, the Compensation Committee also engaged Aon to provide similar services related to director compensation, however changes to director compensation will not be implemented until 2026. Executive officers may participate in discussions with the Compensation Committee regarding our compensation practices. The Compensation Committee regularly requests recommendations from and then has discussions with Messrs. Petrie and Dunlap, regarding other executive officers’ compensation. However, no executive officer is present during the Compensation Committee’s vote on such executive officer’s compensation. Additionally, on an annual basis, the Compensation Committee reviews the material incentive compensation plans for non-executive employees to help ensure that the proper behavior is being encouraged and payouts align with our actual financial results.

Nominating and Corporate Governance Committee.

As described in its charter, the Nominating and Corporate Governance Committee has responsibility for, among other things:

●	recommending persons to be selected by the Board as nominees for election as directors or to fill any vacancies on the Board;

●	monitoring the functioning of our standing committees and recommending any changes, including the creation or elimination of any committee;

●	reviewing and assessing the standard for determining director independence consistent with the requirements of applicable laws, regulations, and the Nasdaq rules;

●	annually assessing the independence of directors and recommending action to the Board to effect changes in incumbent directors (if deemed appropriate by the Committee);

●	recommending to the Board on an annual basis an independent director to serve as Chairman or Lead Independent Director, as applicable;

●	reviewing shareholder proposals properly submitted, including any proposed amendments to our Articles or By-Laws; and

●	generally advising the Board on corporate governance matters, including reviewing and assessing the Company’s compliance with the requirements of applicable laws, regulations, including state and federal banking laws and the Sarbanes-Oxley Act, and the Nasdaq rules.

Additionally, as provided for in its charter, our Nominating and Corporate Governance Committee also has the power and authority to conduct certain activities as it deems appropriate, including:

●	advising and making recommendations to the Board on the appropriate size and composition of the Board; and

●	making recommendations to the Board with respect to the qualifications and independence of members of the Board, committee member qualifications, and committee structure and operations.

The Nominating and Corporate Governance Committee does not currently have any specific minimum requirements for a nominee recommended by it. Additionally, the Nominating and Corporate Governance Committee does not currently have a policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee works diligently to ensure that it has identified and recommended nominees that will provide appropriate oversight and bring a variety of perspectives, whether from personal or business experiences.

Risk Committee

As described in its charter, the Risk Committee has responsibility for, among other things:

●	establishing the strategy, policy-setting, centralized oversight, communication, and reporting to management and the Board regarding our Enterprise Risk Management Program;

●	exercising oversight and monitoring of major risk types (i.e., strategic, credit, operational, fraud, compliance, reputational, interest rate, and market risks) against established key risk indicators and risk tolerances to monitor the direction and potential trends, including risk mitigation efforts;

●	reviewing management’s risk management framework and associated procedures for effective identification and oversight of the major risk types;

●	making periodic reports to the Board and coordinating with other Board-level and management-level committees, as appropriate, concerning risk management issues within the other committees’ respective areas of responsibility; and

●	reviewing results of examinations by regulatory agencies, including any significant observations or communications by regulatory agencies, and reviewing and monitoring management’s response to address reported issues.

Shareholder Communication with the Board, Nomination, and Proposal Procedures

General Communications with the Board. Shareholders may contact the Board by contacting our Secretary, Terry A. Oznick, at 410 Monon Boulevard, Carmel, Indiana 46032 or (317) 569-7420.

Nominations of Directors. In accordance with our By-Laws, a shareholder may nominate a director for election at an annual meeting of shareholders by giving written notice of such nomination to our Secretary at the above address, which must be received not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such written notice, to be timely, must be delivered or mailed to the Secretary and received at our principal office not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed to shareholders or such prior public disclosure was made. On April 4, 2025, we filed our proxy statement for our 2025 annual meeting of shareholders and within publicly announced the date of the Annual Meeting, which means any shareholder nomination for a director must have been received by our Secretary no later than February 20, 2026 for the Annual Meeting. We did not receive any shareholder nominations for director.

The shareholder’s notice to the Secretary must include: (a) the name and address of record of the nominating shareholder; (b) a representation that the nominating shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the nominating shareholder; (e) such other information regarding each nominee proposed by such nominating shareholder as is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as in effect; and (f) the consent of each nominee to serve as a director of the Company if so elected.

Other Shareholder Proposals. In accordance with our By-Laws, for proposals to be otherwise brought by a shareholder and voted upon at an annual meeting of shareholders, the shareholder must give written notice of the proposal to our Secretary, at the above address, which must be received not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such written notice, to be timely, must be delivered or mailed to the Secretary and received at our principal office not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed to shareholders or such prior public disclosure was made. On April 4, 2025, we filed our proxy statement for our 2025 annual meeting of shareholders and within announced the date of the Annual Meeting, which means any shareholder proposal must have been received by our Secretary no later than February 20, 2026 for the Annual Meeting. We did not receive any shareholder proposals.

The shareholder’s notice to the Secretary must include: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address of record of the shareholder proposing such business; (c) the number of shares of our common stock beneficially owned by such shareholder on the date of such shareholder’s notice; and (d) any financial or other interest of such shareholder in the proposal.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee (a) is or has ever been an employee of ours; (b) was, during 2025, a participant in any related party transaction requiring disclosure under Certain Relationships and Related Party Transactions, except with respect to loans made to such committee members in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties; or (c) had, during the last completed fiscal year, any other interlocking relationship requiring disclosure under applicable SEC rules.

Code of Conduct

We have a Code of Conduct that applies to all of our directors, executive officers, and employees. The Code of Conduct sets forth the standard of ethics that we expect all of our directors, executive officers, and employees to follow. Our Code of Conduct is available on our website (investors.merchantsbancorp.com) under the corporate profile – governance documents section. In accordance with SEC rules, we intend to disclose on the governance documents section of our website any amendments to the Code of Conduct, or any waivers of its requirements, that apply to our executive officers to the extent such disclosure is required.

DIRECTOR COMPENSATION

The following table provides the compensation received by our Non-Executive Directors during the fiscal year ended December 31, 2025. The table excludes perquisites, which did not exceed $10,000 in the aggregate for any Non-Executive Director. Each of Messrs. Petrie, Rogers, Dunlap, and Evans were employed by us in 2025 and did not receive additional compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Tamika D. Catchings	70,000	70,070	140,070
Thomas W. Dinwiddie	70,000	70,070	140,070
Sue Anne Gilroy	70,000	70,070	140,070
Andrew A. Juster	102,500	70,070	172,570
Patrick D. O’Brien	82,500	70,070	152,570
Anne E. Sellers	80,000	70,070	150,070
David N. Shane	87,500	70,070	157,570

(1)	For 2025, our non-executive directors were eligible to receive up to four (4) installments of a number of shares of our common stock equal to $17,500, with each installment to be paid immediately following each of our regularly scheduled board meetings in February, May, August, and November, so long as they were serving on the Board as of the date of such meeting. The number of shares for each installment was based on the closing price of our common stock on the day immediately prior to the issuance of such shares, rounded up to the next whole share. The February installment was based on a closing price of $42.82 on February 19, 2025, the May installment was based on a closing price of $32.71 on May 14, 2025, the August installment was based on a closing price of $32.42 on August 20, 2025, and November installment was based on a closing price of $31.17 on November 18, 2025.

Directors’ Fees

Under the Compensation Committee’s charter, the Compensation Committee is responsible for reviewing and making recommendations to the Board regarding the compensation of Non-Executive Directors. For 2025, our Non-Executive Directors were compensated consistent with our 2024 Director Compensation structure described below. Each of our directors also serves as director of our wholly owned subsidiary, Merchants Bank of Indiana (“Merchants Bank”).

Since 2023, we have periodically used Aon for formal reviews of board of director compensation. Among other information provided in its reports, Aon provides details on the total amounts and cash and equity proportions of retainers for directors generally, as well as committee chairs and lead independent directors, where applicable. In years the Compensation Committee has chosen not to engage Aon for a comprehensive review, the Compensation Committee has used publicly available data, specifically from our peer group, to make compensation determinations. Aon assisted us with developing our current director compensation structure, implemented in 2024, which is discussed further below.

The Compensation Committee also reviews the compensation structure for the boards of directors of other publicly traded companies based in the Indianapolis area, which may not necessarily compete with us for financial services but may compete with us for the services of individuals to serve on their boards of directors. Additionally, the Compensation Committee discusses our strategic objectives, growth, and other relevant circumstances with Messrs. Petrie, Dunlap, and Oznick each year.

Upon the completion of its review with Aon in November 2023, the Compensation Committee believed it was appropriate to make changes to the director compensation structure and recommended the below “2024 Director Compensation Structure” to the Board. The Board reviewed the Compensation Committee’s recommendation and approved the 2024 Director Compensation Structure in November 2023. It became effective in January 2024 and remains in effect.

●	Compensation for service on the Board will only be paid to Non-Executive Directors.

●	No additional compensation for service as a director of Merchants Bank or any of our other subsidiaries or for attendance at any meeting.

●	A $140,000 annual retainer, comprised of $70,000 in cash and a number of shares of restricted common stock equal to $70,000, to be paid in equal quarterly installments (with each installment of common stock rounded up to the nearest whole share) so long as the Non-Executive Director remains on the Board at the time of payment.

●	$17,500 annual cash retainer for the chair of the Board’s Audit Committee.

●	$17,500 annual cash retainer for the chair of the Board’s Risk Committee.

●	$12,500 annual cash retainer for the chair of the Board’s Compensation Committee.

●	$10,000 annual cash retainer for the chair of the Board’s Nominating and Corporate Governance Committee.

●	If the Company’s positions of Chair and Chief Executive Officer are held by the same person and the Board has elected a Lead Independent Director, $15,000 annual cash retainer for the Lead Independent Director.

●	Committee Chair and Lead Independent Director retainers will be prorated if there is any change in such position between annual meetings of shareholders.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, shareholders entitled to vote will elect twelve (12) directors to serve until our 2027 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation, removal, or death. Current directors Randall D. Rogers, Sue Anne Gilroy, and David N. Shane have chosen not to stand for reelection, though not due to any disagreement with the Board or management.

Set forth below is information concerning the nominees for election as directors.

The Board recommends that shareholders vote “FOR” each of the nominees for election as director.

NOMINEES

Name	Age	Occupation	Director Since
Michael F. Petrie	72	Chairman and Chief Executive Officer of the Company and Chairman of Merchants Bank	2006
Tamika D. Catchings	46	Former Vice President of Basketball Operations and General Manager of the Indiana Fever	2022
Michael S. Curless	62	Former Chief Investment and Customer Officer at Prologis	-
Thomas W. Dinwiddie	78	Former Partner at the law firm of Dinsmore & Shohl LLP	2022
Michael J. Dunlap	60	President and Chief Operating Officer of the Company and Chief Executive Officer of Merchants Bank	2014
Scott A. Evans	61	Richmond Market President and Chief Operating Officer of Merchants Bank	2006
Andrew A. Juster	73	Former Chief Financial Officer of Simon Property Group, Inc., one of the largest publicly traded real estate investment trusts in the United States	2019
Julia L. Kaercher	39	Executive Director of Merchants Foundation	-
Patrick D. O’Brien	68	President of O’Brien Toyota, a Toyota dealership serving Indianapolis, Indiana	2013
Randall D. Rogers, Jr.	53	Senior Vice President, Originations at Merchants Capital Corp.	-
Anne E. Sellers	65	Technology consultant and former Managing Principal and majority owner of Sensory Technologies, LLC	2017
Mark E. Shaffer	59	Managing Director of FWO Accounting & Consulting LLC and former Partner at KPMG LLP, one of the Big Four accounting firms	-

There are no arrangements or understandings between any of our nominees or executive officers and any other person pursuant to which any of our nominees or executive officers have been selected for their respective positions. Other than Mr. Petrie, Ms. Kaercher, Mr. Randall D. Rogers, and Mr. Randall D. Rogers, Jr., no nominee, current director, or executive officer is related to any other nominee, current director, or executive officer. Ms. Kaercher is the daughter of our CEO and Chairman, Mr. Petrie, and Mr. Rogers, Jr. is the son of Randall D. Rogers, our current Vice Chairman, however, as noted above, Randall D. Rogers has chosen not to stand for reelection. Mr. Curless currently serves as director of another “public company” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), however no other nominee for director has been a director of another “public company” or of any investment company within the past five years.

The business experience of each of the nominees for director, as well as their qualifications to serve on the Board, is as follows:

Michael F. Petrie. Mr. Petrie has served as Chairman and Chief Executive Officer of the Company since October 2006 and has also served as Chairman of Merchants Bank since March 2002. From March 2002 through December 2019, Mr. Petrie served as Chief Executive Officer of Merchants Bank, and served as President of the Company’s subsidiary Merchants Capital Corp. (“Merchants Capital”) from when it was founded by Mr. Petrie and Mr. Rogers in August 1990 until January 2018.

In addition to Mr. Petrie’s positions at the Company and its subsidiaries, Mr. Petrie serves as the trustee of the Michael F. Petrie & Jody J. Petrie Foundation and is a former President of the Indiana Affordable Housing Council and the Multifamily Lenders Council, Inc. Additionally, Mr. Petrie serves on the National Board for the Indiana University Varsity Club, the Advisory Board for the Indiana University Center for Real Estate Studies, the board of directors of RDOOR Housing Corporation, an affordable housing non-profit located in the Indianapolis area, and the board of directors of Crooked Stick Golf Club. In 2005, Mr. Petrie served as Chairman of the Mortgage Bankers Association Board of Directors, Washington, D.C., and has previously served on the Board of Trustees for Marian University. Mr. Petrie is a graduate of Indiana University with both a Bachelor of Science and Master of Business Administration in finance.

Mr. Petrie brings to the Board, among other skills and qualifications, extensive bank management experience derived from over 46 years in the mortgage banking industry. Mr. Petrie also brings to the Board a broad strategic vision for the Company, and the Board believes this is valuable in developing and implementing the Company’s strategic growth initiatives.

Tamika D. Catchings. Ms. Catchings has served as a director of the Company since May 2022. From 2001 to 2016, Ms. Catchings played for the Indiana Fever, Indianapolis’s WNBA team, and became one of the most decorated athletes of all time. Ms. Catchings is a 4-time Olympic gold medalist, 10-time WNBA All-Star, 5-time Defensive Player of the Year, and a WNBA Champion. Beyond her on-court success, Ms. Catchings is known for her off-court professionalism and was a 3-time recipient of the Kim Perrot Sportsmanship award. In 2004, Ms. Catchings launched the Catch the Stars Foundation, which empowers youth by providing goal setting programs that promote fitness, literacy, and youth development. From 2017 to 2022, Ms. Catchings served as the Vice President of Basketball Operations and General Manager of the Indiana Fever.

Since her retirement from professional basketball, Ms. Catchings has been involved in the business community of Indianapolis as both a business owner and by serving on various boards, including the Board of Directors of the Indianapolis Airport Authority. Additionally, Ms. Catchings is a color analyst with the ESPN/SEC Network, where she provides expert analysis and background information, such as statistics and strategy. Ms. Catchings is a graduate of the University of Tennessee, where she earned a bachelor’s degree and a master’s degree in sports management.

Ms. Catchings brings to the Board, among other skills and qualifications, business management experience, extensive leadership, including in the philanthropic sector, and years of work and service throughout the Indianapolis community.

Michael S. Curless. Mr. Curless is not currently a director of the Company and was nominated for election to the Board in February 2026. From 2000 to 2010, Mr. Curless worked as the President and Principal of Lauth Property Group, a commercial real estate and development firm located in Carmel, Indiana. From 2010 to 2023, Mr. Curless served as the Chief Investment Officer, Chief Customer Officer, and Advisor to the CEO at Prologis, the world’s largest industrial real estate investment trust, specializing in high-quality logistics and distribution facilities near major global transportation hubs.

Mr. Curless has served on several boards and currently serves as the WGA Director at Crooked Stick Golf Club and as a board member of Magnera Corporation, a publicly traded manufacturing company. He is a graduate of Indiana University with a Bachelor of Science in finance and a Master of Business Administration in marketing and finance.

Mr. Curless brings to the Board, among other skills and qualifications, over two decades of real estate and development knowledge and experience.

Thomas W. Dinwiddie. Mr. Dinwiddie has served as a director of the Company since May 2022. Mr. Dinwiddie is a retired partner of the law firm of Dinsmore & Shohl, LLP and his practice focused on the areas of real estate, real estate finance, real estate development, and mortgage banking. Mr. Dinwiddie has been a director of Merchants Bank since 2002. Additionally, Mr. Dinwiddie represented the Indiana Mortgage Bankers Association for more than 40 years and was the first recipient of their Distinguished Service Award. He is a graduate of DePauw University and received his juris doctor degree from Indiana University Robert H. McKinney School of Law.

Mr. Dinwiddie brings to the Board, among other skills and qualifications, a wide range of real estate and mortgage banking knowledge and experience.

Michael J. Dunlap. Mr. Dunlap has served as a director of the Company since May 2014. Mr. Dunlap became President and Chief Operating Officer of the Company in January 2018 and became Chief Executive Officer of Merchants Bank in January 2020. Prior to becoming Chief Executive Officer of Merchants Bank, Mr. Dunlap had been President and Co-Chief Operating Officer of Merchants Bank since May 2014. Mr. Dunlap has over 30 years of mortgage banking experience and joined Merchants Bank as Senior Vice President of Mortgage Banking in August 2009. Mr. Dunlap has been primarily responsible for establishing our warehouse lending platform and Merchants Mortgage, a division of Merchants Bank focused on single-family mortgage origination and servicing. Mr. Dunlap also serves on the Mortgage Bankers Association’s Residential Board of Governors and is a member of its Board of Directors.

Prior to joining Merchants, Mr. Dunlap served as Chief Financial Officer of National City Mortgage, which was acquired by The PNC Financial Services Group, Inc. and prior to that held similar finance positions at Bank One, which was acquired by JPMorgan Chase & Co., and Waterfield Mortgage Co., which was acquired by Huntington Bancshares, Inc. Mr. Dunlap is a graduate of Indiana University with a degree in accounting and is a former licensed Certified Public Accountant.

Mr. Dunlap’s extensive experience and knowledge of the Company and its products and services, particularly in mortgage banking, is tremendously valuable to the Board.

Scott A. Evans. Mr. Evans has served as a director of the Company and President of the Lynn/Richmond market and Chief Operating Officer of Merchants Bank since 2004 and was Chairman of the Board of Directors of our Illinois bank subsidiary, Farmers-Merchants Bank of Illinois, from 2017 until its sale in 2024. Mr. Evans has over 36 years of community banking and related experience. Prior to joining Merchants, Mr. Evans was Assistant Vice President, Agriculture Lending at Bath State Bank, Bath, Indiana from 2002 to 2004. Also, Mr. Evans served as Vice President of The Farmers State Bank, New Madison, Ohio from 1989 to 2000 where he performed a variety of management functions, including with respect to compliance, human resources, information technology, information security, and accounting.

In addition to Mr. Evans’ positions at the Company and its subsidiaries, Mr. Evans also is a member of the Ohio Farm Bureau and Ohio Corn and Wheat Growers Association and previously served as chairman of the finance committee of the St. Vincent Randolph Hospital Foundation. Mr. Evans is a graduate of The Ohio State University with a degree in agriculture, with an emphasis in agriculture economics and finance.

Mr. Evans brings to the Board, among other skills and qualifications, extensive experience in community banking, and agricultural lending in particular.

Andrew A. Juster. Mr. Juster has served as a director of the Company since May 2019. From 1989 through 2018, Mr. Juster was employed by Simon Property Group, Inc., a global leader in the ownership of premier shopping, dining, entertainment, and mixed-use destinations; an S&P 100 company; and one of largest publicly traded real estate investment trusts in the United States. From January 1, 2015 to October 1, 2018, Mr. Juster served as Executive Vice President and Chief Financial Officer of Simon Property Group, Inc., and previously served as its Executive Vice President and Treasurer from 2008 through 2014. Mr. Juster is a graduate of American University and received a Master of Business Administration from the Wharton Graduate School of the University of Pennsylvania.

Mr. Juster brings extensive knowledge of the commercial real estate market and significant experience in finance, including overseeing financing strategies and capital market activities, and an understanding of the necessary accounting systems and controls of a publicly traded company.

Julia L. Kaercher. Ms. Kaercher is not currently a director of the Company and was nominated for election to the Board in February 2026. Ms. Kaercher has served as the Executive Director of Merchants Foundation, the charitable arm of the Company, since 2022. Prior to that, Ms. Kaercher was the Vice President of Program Development at RDOOR Housing Corporation, an affordable housing non-profit located in the Indianapolis area. She is a founding board member of the National Women’s Affordable Housing Network, a nationwide non-profit led by women which advances leadership, equity, and connection in the affordable housing industry, and the Indiana Women’s Affordable Housing Network, a similar statewide non-profit. Ms. Kaercher previously served on the Board of Directors of our Illinois bank subsidiary, Farmers-Merchants Bank of Illinois, from 2022 until its sale in 2024. Ms. Kaercher attended the University of Dayton and earned a degree in sport management.

Ms. Kaercher brings to the Board, among other skills and qualifications, extensive non-profit experience, particularly with respect to affordable housing, and knowledge and an understanding of the Company and its charitable activities.

Patrick D. O’Brien. Mr. O’Brien has served as a director of the Company since November 2013. Since 1990, Mr. O’Brien has been President of O’Brien Toyota, a Toyota dealership serving the Indianapolis, Indiana area. Mr. O’Brien is also the owner and managing member of K&P Property Development, LLC, a real estate holding company, and co-owner and managing member of Pinheads, a family entertainment center with locations in Fishers and Brownsburg, Indiana. Mr. O’Brien has previously served as chairman of Toyota’s Regional Dealer Council, which serves a four-state area including Indiana, chairman of the Chicago Region Toyota Dealer Advertising Association, and President of the Auto Dealers Association of Indiana. Mr. O’Brien is a graduate of Indiana University with a bachelor’s degree in business management.

Mr. O’Brien brings to the Board, among other skills, a wide range of knowledge and perspective relative to operating successful businesses and the business community in our Indianapolis market.

Randall D. Rogers, Jr. Mr. Rogers is not currently a director of the Company and was nominated for election to the Board in February 2026. Mr. Rogers is currently a Senior Vice President of Originations at Merchants Capital Corp., a subsidiary of Merchants Bank, where he has been part of the production and originations team since 2015, and is currently a member of Merchants Bank’s Management Committee. Prior to his role at Merchants Capital Corp., Mr. Rogers was an employee of Merchants Bank from 2010 to 2015. Mr. Rogers previously served on the Board of Directors of our Illinois bank subsidiary, Farmers-Merchants Bank of Illinois, from 2017 until its sale in 2024. He formerly served as a member of the Penrod Society and as a director for the Boone County chapter of Habitat for Humanity. Mr. Rogers graduated from Denison University with a degree in political history and earned his juris doctor degree from Indiana University Robert H. McKinney School of Law.

Mr. Rogers brings to the Board, among other skills and qualifications, deep knowledge of the Company and its subsidiary, Merchants Capital Corp., and over a decade of experience in multi-family real estate originations.

Anne E. Sellers. Ms. Sellers has served as a director of the Company since June 2017. Ms. Sellers is an audio/visual technology consultant and, from 2006 through 2019, Ms. Sellers served as Managing Principal and majority owner of Sensory Technologies, LLC, an Indianapolis-based company that specializes in audiovisual integration technologies, including videoconferencing system design, web streaming and distribution, and sound and acoustic design.

Ms. Sellers has also previously served in a variety of accounting and finance roles, including with EY US. In addition, Ms. Sellers serves as Chair of the board of trustees of Newfields, is a member of the Crown Hill Board of Incorporators, the executive committee of The Gathering, and is a past member of the board of directors of the National Systems Contractors Association, The Alliance Group, the National Association of Women Business Owners, Indianapolis Chapter, and WFYI Public Television Affiliate. Ms. Sellers is a graduate of DePauw University with a degree in economics.

Ms. Sellers brings to the Board, among other skills and qualifications, extensive experience in management and leadership in the technology industry.

Mark E. Shaffer. Mr. Shaffer is not currently a director of the Company and was nominated for election to the Board in February 2026. Mr. Shaffer was employed by KPMG LLP from July 1988 to his retirement from the firm in 2025. He became a partner in 1998, served as the Managing Partner of the Indianapolis office from 2007 to 2019, and Partner in Charge of a four-state region from 2019 to 2023. He previously served on the KPMG Board of Directors Nominating Committee. In his role at KPMG, Mr. Shaffer served as lead audit partner for more than a dozen public companies. Since his retirement from KPMG, he has served as Managing Director, Strategic Relationships for FWO Accounting and Consulting, a leading provider of accounting and technology consulting services to family offices and hedge funds.

In addition, Mr. Shaffer has served on the boards of a number of not-for-profit organizations, including as Board Chair of the Indiana Repertory Theatre, Junior Achievement of Central Indiana, and the Horizon House. He has served on the Dean’s Advisory Council and Kelley Accounting Advisory Group for the Indiana University Kelley School of Business and as a board member and Vice Chair of the Indiana CPA Society. Mr. Shaffer is a graduate of Indiana University with a degree in accounting.

Mr. Shaffer brings to the Board, among other skills and qualifications, extensive experience in accounting, internal control over financial reporting, and enterprise risk management, and leadership in the local community.

EXECUTIVE OFFICERS

A description of the background and business experience of our current executive officers who are not directors is provided below. The background and business experience of Messrs. Petrie, Dunlap, and Evans, each of whom currently serves as a director, is discussed in Election of Directors above.

Michael R. Dury, 41, President and Chief Executive Officer of Merchants Capital. Mr. Dury joined Merchants Capital in July 2007 and has served in various capacities, starting as a Real Estate Investment Officer and is currently in the position of President and Chief Executive Officer of Merchants Capital. During his employment with Merchants Capital, Mr. Dury has also served as the Assistant Vice President, Vice President, Senior Vice President, Executive Vice President, and Chief Operating Officer. Mr. Dury currently serves on the Board of Directors of Providence Cristo Rey College and Preparatory High School in Indianapolis, Indiana. Mr. Dury also previously served as President of The Notre Dame Club of Indiana.

Jerry F. Koors, 62, President – Merchants Mortgage. Mr. Koors joined Merchants in October 2013 as the President of Merchants Mortgage, a division of Merchants Bank. Prior to joining Merchants Mortgage, Mr. Koors had served as a Regional Vice President for PNC Mortgage since February 1995. Mr. Koors has spent more than 30 years in lending and bank-related management roles, including managing up to 120 loan officers in up to five states in the origination of investment quality loans sold to various agencies.

Kevin T. Langford, 58, Chief Administrative Officer. Mr. Langford joined Merchants in January 2017 and currently serves as Executive Vice President and Chief Administrative Officer. Mr. Langford’s responsibilities include overseeing consumer and commercial banking, information technology, marketing, facilities, and our project delivery team. Prior to joining Merchants, Mr. Langford served in various executive and management capacities with First Financial Bank in Cincinnati, Ohio, including as President of Community Banking, President of Consumer Banking, CIO, and CAO.

Terry A. Oznick, 42, General Counsel. Mr. Oznick serves as Executive Vice President and General Counsel, and joined Merchants in September 2018. Mr. Oznick has extensive experience representing financial institutions, including advising on mergers and acquisitions, SEC filings and compliance, operational issues, cash management products, and electronic banking. In addition to overseeing our legal affairs, Mr. Oznick is also responsible for human resources and compliance. Prior to joining Merchants, Mr. Oznick served as Senior Associate at the law firm of Krieg DeVault LLP, Senior Counsel and Vice President at Citibank, N.A., and Assistant General Counsel and Vice President at JPMorgan Chase Bank, N.A.

Martin A. Schroeter, 64, President – Warehouse Lending. Mr. Schroeter joined Merchants as President of Warehouse Lending in November 2019 and his responsibilities include overseeing Merchants Bank’s mortgage warehouse business. Mr. Schroeter has more than 35 years of mortgage banking experience, including as an executive for several mortgage warehouse lenders. Prior to joining Merchants, Mr. Schroeter served as Executive Vice President of ArcHome Mortgage, Partner of ArcLine Lending, LLC, President and COO of Cooper River Financial, LLC, which ultimately became part of Ocwen Financial Corp., and Senior Managing Director, Warehouse Lending Group of GMAC, which became Ally Bank.

Sean A. Sievers, 58, Chief Financial Officer. Mr. Sievers joined Merchants as Chief Financial Officer in September 2024, bringing over 25 years of executive financial leadership in the banking and mortgage industries. Prior to joining Merchants, Mr. Sievers served as Chief Financial Officer at a variety of companies, including Rate (formerly Guaranteed Rate), one of the nation’s top mortgage lenders, as well as holding key leadership roles at Countrywide, Freddie Mac, SunTrust, and Citibank. Mr. Sievers is a former licensed public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program and how the Compensation Committee and Board made its compensation decisions for Named Executive Officers in 2025.

Our Named Executive Officers (each an “NEO”) for 2025, which consists of our principal executive officer, principal financial officer, and next three most highly compensated executive officers, were:

●	Michael F. Petrie, Chairman of the Board and Chief Executive Officer;

●	Michael J. Dunlap, President and Chief Operating Officer of the Company and President and Chief Executive Officer of Merchants Bank;

●	Michael R. Dury, President and Chief Executive Officer of Merchants Capital;

●	Martin A. Schroeter, President – Warehouse Lending; and

●	Sean A. Sievers, Executive Vice President and Chief Financial Officer.

Regulatory Impact on Compensation

As a publicly traded financial institution, we are subject to various regulations when considering and implementing compensation-related decisions. Although these regulations do not set specific parameters within which compensation decisions must be made, they do require that we be mindful of the risks associated with compensation programs designed to incentivize the achievement of better than average performance.

In particular, the federal bank regulators, including the Federal Deposit Insurance Corporation (“FDIC”), have long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework to determine whether compensation is excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution’s overall financial condition.

Additionally, we must also take into account the joint agency Guidance on Sound Incentive Compensation Policies, which sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs, and arrangements maintained by financial institutions.

Other matters, such as accounting, tax, and SEC requirements regarding risk assessment are also considered by the Compensation Committee and Board as part of its compensation design and annual decisions.

The SEC has adopted final “clawback” rules, as directed by the Dodd-Frank Act, which Nasdaq has implemented. Our clawback policy, among other things, requires that we recover excess incentive-based compensation from executive officers if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws. Our clawback policy can be found on our website (investors.merchantsbancorp.com) under the corporate profile – governance documents section.

Compensation Philosophy and Objectives

While we are headquartered in and most of our executive officers are located in Indiana, we compete and measure our performance on both local and national levels. We strive to be among the top performing banks in the nation. Our compensation philosophy reflects this strategy and expectation. In establishing our executive compensation program, the Compensation Committee considers the practices of our peers, but does not set compensation at a specific percentile of our peers. Instead, the Compensation Committee views peer data as one tool available to them for consideration, along with market conditions and the executive officer’s current and future responsibilities, among other factors.

We structure our executive compensation program to align with our overall expectations and to motivate our NEOs to drive actual results, but at the same time not encourage excessive risk taking behaviors. In particular:

What We Do		What We Do Not Do
●	Consider peer group information in compensation decisions	●	Provide for single-trigger payments upon change in control
●	Only provide for double-trigger severance payments upon a change in control	●	Reprice equity awards
●	Vest equity awards ratably over multiple years	●	Provide tax gross-ups
●	Tie equity awards to overall Company performance using measures that are important to shareholders (e.g., revenue, return on equity, and earnings per share)	●	Guarantee cash awards – incentive compensation may be reduced to zero if threshold performance measures are not met

Prior Year’s Say-on-Pay Vote

At our 2025 annual meeting, approximately 87% of the votes cast by our shareholders were in favor of the compensation provided to our NEOs. This result affirmed majority shareholder support of our approach to executive compensation, and informed the Compensation Committee’s discussions during the year, which resulted in no significant changes.

Additionally, at our 2023 annual meeting, our shareholders had the opportunity to provide a non-binding, advisory vote on the frequency of our say-on-pay vote, for the first time. Over 98% of the votes cast by our shareholders were in favor of having a say-on-pay vote every year. In recognition of that vote, a non-binding, advisory say-on-pay vote will occur at the Annual Meeting so that any shareholder concerns about executive pay can be acknowledged and considered in a timely manner.

The Compensation Committee will continue to consider the results from this year’s say-on-pay advisory vote and future advisory votes on executive compensation and any related feedback received from our shareholders via other channels when making its compensation decisions.

General Discussion of Board, Compensation Committee, and Executive Roles in Compensation Decisions

The Compensation Committee has the overall responsibility for evaluating the compensation plans and practices for all of our executive officers. The Compensation Committee annually reviews and determines the compensation of our Chief Executive Officer and makes a recommendation to the Board for the compensation of our other NEOs.

The Compensation Committee generally completes its annual review in January following the fiscal year-end and meets in that same month to determine the compensation of our Chief Executive Officer and make recommendations to the Board regarding the compensation of our other NEOs for the upcoming fiscal year, in each case including both the specific components and amounts of such compensation. In determining the Chief Executive Officer’s compensation and making recommendations to the Board regarding the other NEOs’ compensation, the Compensation Committee members meet with members of senior management and review materials prepared by both the Company and third parties, such as our compensation consultant, to, among other reasons, ensure that the Compensation Committee understands the NEO’s current role, future plans the Company may have for such NEO, and the broader market for such NEO’s services. Additionally, the Compensation Committee solicits input from Mr. Petrie and Mr. Dunlap, including their assessment of each NEO’s performance and contributions to the Company’s strategic objectives. However, no NEO is present during the Compensation Committee’s deliberation or vote to approve any recommendation to the Board regarding any NEO’s compensation.

The Compensation Committee is responsible for establishing the target performance measures for all cash incentive awards and equity incentive awards and the payout ranges therefor for all NEOs. The Compensation Committee believes that including payout ranges is more in line with market practice and provides proper incentive for outstanding performance, without encouraging overly risky behavior. Additionally, for the equity incentive awards, the Compensation Committee generally uses the closing share price of the Company’s common stock on December 31st of the prior fiscal year (or other date that is the last trading day of that year) for determining the amount of the payout. The Compensation Committee believes that using such date takes into account the Company’s performance through the fiscal year and more closely aligns the NEOs’ awards to the shareholders’ return.

Compensation Consultants

The Compensation Committee’s charter gives it the authority to hire consultants to further its objectives and responsibilities. Historically, the Compensation Committee’s practice had been to not hire any consultants. This is largely because in the Board’s experience it has been difficult for consultants and similar third parties to fully understand our business model, which is unlike most traditional banks, or find appropriate peer institutions or find other executive officers whose roles align with those of our executive officers. Instead, the Compensation Committee generally relied upon market data provided by internal parties that the Compensation Committee deemed reasonable and appropriate, including our internal human resources department, and survey data from industry resources. However, more recently, the Compensation Committee determined that it would be appropriate and helpful to engage Aon because, among other reasons, the Company had grown substantially, in assets and the complexity of the products and services offered, the executive officers’ responsibilities had substantially increased, and the Company was competing for executive talent on a national level. Over the last several years, Aon has reviewed, made recommendations, and provided general advice with respect to our peer group and our compensation practices and amounts. In its engagement of Aon, the Compensation Committee considered the independence of its compensation advisors under applicable SEC and Nasdaq listing rules and concluded there was no conflict of interest with respect to this engagement.

For 2025, the Compensation Committee once again engaged Aon for executive compensation recommendations, while also relying on market data provided by internal parties that the Compensation Committee deems reasonable and appropriate, including our internal human resources department, and survey data from industry resources. As part of its engagement, Aon assisted the Compensation Committee with reviewing the Company’s then peer group and recommending adjustments thereto.

The Company’s peer group prior to the changes below was as follows:

Banner Corp.	First Busey Corp.	OceanFirst Financial Corp.
Berkshire Hills Bancorp Inc.	First Financial Bancorp.	Pacific Premier Bancorp
Brookline Bancorp Inc.	First Foundation Inc.	QCR Holdings Inc.
Customers Bancorp Inc	First Merchants Corp.	S&T Bancorp Inc.
CVB Financial Corp.	HomeStreet Inc.	The Bancorp
Dime Community Bancshares Inc.	Independent Bank Corp.	TriCo Bancshares
Eagle Bancorp Inc	Lakeland Financial Corp.	Walker & Dunlop Inc.
Eastern Bankshares Inc.	NBT Bancorp Inc.	WaFd Inc.

For its new peer group, the Compensation Committee primarily considered institutions with annual revenue between $500 million and $1.2 billion (an increase from previous annual revenue considerations of $300 to $860 million, primarily because of the Company’s growth since Aon’s last review), with multifamily loans being more than 7% of their total loan portfolio, and/or which were otherwise close competitors in geography or business model. Eleven prior peers were excluded from the new peer group for having revenues of less than $500 million, and nine new peers were added.

In December 2024, the Compensation Committee selected the following group of 22 publicly traded companies as its peer group, which was used in making executive compensation decisions for 2025:

Atlantic Union Bankshares Corp.	First Merchants Corp.	Texas Capital Bancshares Inc.
Banner Corp.	Hope Bancorp	Trustmark Corp.
Customers Bancorp Inc.	Independent Bank Corp.	United Bankshares Inc.
CVB Financial Corp.	Lakeland Financial Corp.	WaFd Inc.
Dime Community Bancshares Inc.	NBT Bancorp Inc.	Walker & Dunlop Inc.
Eastern Bankshares Inc.	Provident Financial Services	WesBanco Inc.
First Financial Bancorp	QCR Holdings Inc	WSFS Financial Corp.
First Interstate BancSystem

     For 2025, the Compensation Committee met in January 2025 to review and discuss potential adjustments to NEO compensation and discussed historical and future performance and strategic objectives with our management, including Messrs. Petrie, Dunlap, and Oznick. In January 2025, the Compensation Committee established our Chief Executive Officer’s 2025 compensation and made its recommendation to the Board regarding the other NEOs’ 2025 compensation. The Board approved such recommendations in January 2025.

Compensation Components

We compensate our NEOs through a combination of base salary, cash bonus awards, cash incentive awards, equity incentive awards, and other benefits. Our compensation packages for our NEOs focus on rewarding performance as measured against established corporate goals. Additionally, in the case of Messrs. Dury and Schroeter, we provide compensation for the performance of the lines of business they manage, Merchants Capital and mortgage warehouse, respectively. Each element of our NEOs’ compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our NEOs. The Compensation Committee also believes that awards (including commissions, in the case of Mr. Dury) that relate to the performance of the Company and/or the NEO’s line of business should be an equal or greater percentage than salary of a NEO’s total compensation to ensure that such NEO has appropriate levels of compensation at risk if results are not achieved and is therefore properly motivated and aligned with shareholders.

For 2025, the Compensation Committee ultimately established, in the case of Mr. Petrie, and recommended to the Board, in the case of our other NEOs, the following salaries and target cash and equity incentives:

Name	Salary	Target Cash Incentive (1)	Target Equity Incentive
Michael F. Petrie	$1,000,000	$1,000,000	$1,000,000
Michael J. Dunlap	$975,000	$975,000	$975,000
Michael R. Dury	$330,000	-	$231,000
Martin A. Schroeter (2)	$450,000	-	-
Sean A. Sievers	$625,000	$312,500	$312,500

(1)	This table does not include any commissions or discretionary bonuses a NEO may be eligible for which are discussed below in this CD&A.

(2)	Mr. Schroeter would not be eligible for either a cash or equity incentive award but would be eligible for a discretionary cash bonus as described below in this CD&A.

The Compensation Committee established total revenue, earnings per common share, and return on average total equity as the performance measures for all cash incentive awards and equity incentive awards for each NEO other than Mr. Schroeter. For 2025, the Compensation Committee recommended maintaining Mr. Schroeter’s compensation structure of a base salary plus a discretionary cash award that directly aligns his compensation to the success of our mortgage warehouse business.

The Compensation Committee believes the performance measures are appropriate metrics by which to compensate our NEOs and that they align the performance of our executives with the interests of our shareholders. Total revenue is a key performance benchmark used by investors and analysts to evaluate a company’s success, and meeting or exceeding revenue targets can enhance both the company’s reputation and stock price. Revenue growth reflects our ability to originate both interest and non-interest income and grow our business, the strong market demand for our products and services, and is a sign of efficient operations and effective management practices. Earnings per common share directly reflects a company’s profitability on a per-share basis, making it a strong indicator of shareholder value creation. Further, earnings per common share is a metric that reflects the quality of our credit because, by properly managing credit risk and asset quality, we ensure that the Company maintains a healthy balance sheet, which supports stable earnings and thus positively influences earnings per common share. Any loan losses directly affect our net income and thus our earnings per common share. Return on average total equity assesses how effectively a company uses its shareholders’ investments to generate profits. It indicates how much profit we generate for each dollar of shareholder equity, and the higher the return on average total equity, the more efficient we are at generating income.

The Compensation Committee established the below targets for each of the performance measures based on a Board-approved budget for 2025. The Board’s 2025 budget set higher expectations for the Company as compared to 2024 and was based on the environment of January 2025, including with respect to interest rates, regulatory environment, and expected demand for the Company’s financial products. Each performance measure was equally weighted, and the incentives had a payout range of 75% to 125% of target. The Compensation Committee believed that these performance measures would be meaningful and the targets would be challenging without encouraging excessive risk and help ensure that NEOs’ incentives are aligned with the benefits and return received by shareholders. However, as noted further below in this CD&A, several factors made achieving these targets difficult.

Performance Measure	Target
Total Revenue	$713,962,000
Earnings Per Common Share	$6.02
Return on Average Total Equity	14.23%

Base Salary

Base salary is the only component of compensation that is not subject to the achievement of performance or vesting criteria. Base salary is designed to provide a fixed level of cash compensation for performing the responsibilities associated with an executive’s position. We review base salaries annually and adjust them effective as of January 1st of each year to consider such factors as market changes, changes in duties, individual performance, and experience.

The following table provides 2025 annual salaries for our NEOs as compared to 2024.

Name	2024 Salary	2025 Salary	Percentage Increase
Michael F. Petrie	$950,000	$1,000,000	5.3%
Michael J. Dunlap	$840,000	$975,000	16.1%
Michael R. Dury	$315,000	$330,000	4.8%
Martin A. Schroeter	$420,000	$450,000	7.1%
Sean A. Sievers	$600,000	$625,000	4.2%

Base salary increases were primarily driven by peer data and the Company’s desire to ensure that it stayed competitive and could retain the services of its NEOs, as well as the continued expansion of and increase in responsibilities for each NEO as the Company has grown, including in total assets and number of employees.

Cash Bonus and Cash Incentive Awards

If a cash incentive award is established for a NEO, it is generally tied to our achievement of certain performance measures established by the Compensation Committee for that fiscal year and generally not tied to individual goals. Further, the performance measures established generally must be consistent with those permitted under our 2017 Equity Incentive Plan (“2017 Plan”), and the Compensation Committee is responsible for determining the level of achievement of those performance measures.

If a cash incentive award is established for a NEO, in addition to establishing the relevant performance measures, the Compensation Committee establishes a target and weight for each performance measure and payout percentage for above target performance. Additionally, all cash incentives are conditioned upon Merchants Bank being well capitalized under applicable FDIC regulations at the end of each quarter of that calendar year.

As provided above in this CD&A, for 2025 cash incentive awards, the Compensation Committee established:

●	Performance Measures: total revenue, earnings per common share, and return on average total equity.

●	Weighting: equal weighting to each performance measure.

●	Payout Percentages: between 75% to 125% of target; provided, however, payouts could be reduced to zero percent if threshold performance measures were not met and/or Merchants Bank failed to be well capitalized for any quarter in 2025.

For 2025, neither Mr. Dury nor Mr. Schroeter had an established target cash incentive award. The Compensation Committee and Board believed that their compensation was appropriately structured in other ways to ensure that they are properly motivated and aligned with shareholder interest. In particular, Mr. Dury is compensated with commissions on fees the Company received on certain loans he was responsible for closing and also with a volume bonus based on the overall business generated by Merchants Capital (as further described in Executive Compensation - Employment Agreements below) and Mr. Schroeter is compensated based on a discretionary bonus related to mortgage warehouse’s performance. Messrs. Petrie, Dunlap, and Sievers each had a target cash incentive award established in 2025.

At each fiscal year-end, the Compensation Committee reviews our overall performance as compared to the established targets for the performance measures, reviews whether Merchants Bank maintained well capitalized status for each quarter, and determines whether the NEO is entitled to receive a payout of such cash incentive.

In January 2026, the Compensation Committee completed its review and determined we achieved the following results and that Merchants Bank maintained well capitalized status for each quarter of 2025.

Performance Measure	Target	Actual Results	Percentage of Target
Total Revenue	$713,962,000	$563,693,000	79%
Earnings Per Common Share	$6.02	$3.78	63%
Return on Average Total Equity	14.23%	9.88%	69%
Average Target Achievement			70%

Historically, if we did not achieve at least 75% of an established target, an NEO would not receive a payout with respect to the portion of their cash incentive award associated with that performance measure. However, when reviewing the Company’s performance in the full context of 2025, the Compensation Committee determined that it would not be fully appropriate or promote the desired incentives if the NEOs received no award. In particular, the Compensation Committee considered that after the Board had established a challenging budget for 2025, among other factors, the Board established a minimum leverage ratio of 9.0% and a minimum total capital ratio of 12.5%, which were higher than its historical internally established minimums and thereby limited our growth opportunities, and interest rates continued to remain elevated, which limited some multifamily customer’s desire or ability to obtain new financing with us because our balance sheet financial products are generally floating rate. Additionally, we discovered that similar to other peer multifamily lenders, as well as certain government sponsored enterprises, we were the victim of sophisticated mortgage fraud schemes primarly on loans originated during the COVID-19 pandemic, which contributed to our loan losses being above historical levels.

Therefore, for 2025, the Compensation Committee determined that a discretionary cash award of 75% of the cash incentive award target was appropriate for each Messrs. Petrie, Dunlap, and Sievers. The Compensation Committee believed this level of award recognized that our level of financial performance was below our general expectations, but that such performance was largely in line with peer and industry performance in 2025, that certain events were not primarily within our NEOs’ control, and that targets were not adjusted during the year to account for any one-time items or other material events that would impact the NEOs’ ability to achieve such targets.

In addition to the target cash incentive award described above, for 2025, the Compensation Committee and the Board authorized Mr. Petrie and Mr. Dunlap to make certain discretionary cash bonus awards to NEOs (other than to themselves or, in the case of Mr. Dunlap, to Mr. Petrie) based on exceptional individual performance (e.g., performance of business unit well beyond budget). With the exception of Mr. Schroeter, the amount of any such cash bonus may not exceed 10% of such executive’s target total compensation, or in the case of Mr. Dunlap and Mr. Dury may not exceed $200,000, without the Board’s prior approval. For Mr. Schroeter, the Board established a target discretionary cash award of $800,000, but authorized Mr. Petrie or Mr. Dunlap to determine the final amount of such cash bonus based on the 2025 performance of our mortgage warehouse business, provided that such final amount may not exceed 200% of target without the Board’s prior approval. Mr. Petrie or Mr. Dunlap were required provide the details of any such cash bonus to the Compensation Committee promptly after the award.

For 2025, neither Mr. Petrie nor Mr. Dunlap awarded any discretionary cash bonuses to any NEO other than Mr. Schroeter. Mr. Dunlap awarded Mr. Schroeter a discretionary cash bonus of $900,000, which he believed was appropriate considering the success of our mortgage warehouse business in 2025, notwithstanding the challenging market conditions for single family mortgages caused by, among other factors, interest rates remaining higher and low housing inventory. Furthermore, the success of the mortgage warehouse business in 2025 contributed greatly to the Company’s success in 2025, especially in light of the credit issues faced by other lines of business.

In addition to the cash incentives and cash bonuses described above, each of our NEOs are eligible to receive certain nominal cash incentive awards to the same extent as all other employees, such as for completing certain training. For 2025, Messrs. Petrie, Dunlap, and Dury received $100 in such nominal cash incentives.

Equity Awards

Under our 2017 Plan, we have the ability to award a variety of instruments, but to date have only issued restricted stock units, with each restricted stock unit subject to vesting requirements established by the Compensation Committee. We believe that other instruments, such as options, create unnecessary complexity and do not align with the best interest of our shareholders. Additionally, we do not pay dividends or any other form of compensation on restricted stock units prior to vesting.

Generally, if an equity incentive award is established for an NEO, it is tied to our achievement of certain performance measures established by the Compensation Committee for that fiscal year. Further, the Compensation Committee is responsible for determining the level of achievement of those performance measures.

Messrs. Petrie, Dunlap, Dury, and Sievers each had a target equity incentive award established in 2025 under the 2017 Plan. A target equity incentive award was not established for Mr. Schroeter in 2025. The Compensation Committee and Board determined Mr. Schroeter’s compensation was appropriately structured in other ways to ensure that he was properly motivated and aligned with shareholder interest, in particular, that his compensation should be primarily tied to the performance of our mortgage warehouse business.

In the same manner as for our cash incentives, as provided above in this CD&A, for 2025 equity awards the Compensation Committee established:

●	Performance Measures: total revenue, earnings per common share, and return on average total equity.

●	Weighting: equal weighting to each performance measure.

●	Payout Percentages: between 75% to 125% of target; provided, however, payouts could be reduced to zero percent if threshold performance measures were not met and/or Merchants Bank failed to be well capitalized for any quarter in 2025.

Also, in the same manner as for our cash incentives, after our fiscal year-end the Compensation Committee reviews our overall performance as compared to the established performance measures, reviews whether Merchants Bank maintained well capitalized status for each quarter, and determines whether each NEO is entitled to receive a payout of such cash incentive. For 2025, if the 75% of target threshold for a performance measure was not met, no NEO would receive a payout with respect to the portion of their equity incentive award associated with that performance measure. Also, no NEO would receive a payout if Merchants Bank was not well capitalized at the end of any quarter in 2025.

As provided above in this CD&A, at its January 2026 meeting, the Compensation Committee determined that for 2025, two of the three target performance measures’ thresholds were not met, however Merchants Bank was well capitalized at the end of each quarter. The Compensation Committee determined that Messrs. Petrie, Dunlap, and Sievers should receive 75% of their respective target equity incentive awards in the form of restricted stock units, rounded up to the nearest whole share. The Compensation Committee believed this level of award recognized that our level of financial performance was below our general expectations, but that such performance was largely in line with peer and industry performance in 2025, that certain events were not primarily within our NEOs’ control, and that targets were not adjusted during the year to account for any one-time items or other material events that would impact the NEOs’ ability to achieve such targets. However, Mr. Dury did not receive an equity award due to the credit issues faced by the Company in 2025 and the role his line of business played in those issues.

Each award vests ratably over a three (3) year period, with the first portion vesting on the February 1st after the first anniversary date of the award (i.e., for 2025 equity incentive awards, the first portion will vest on February 1, 2027). The Compensation Committee believes the vesting period for equity incentive awards is a valuable retention tool for the services of our NEOs.

Benefits and Other Perquisites

Our NEOs are eligible to participate in the same benefit plans designed for all of our employees, including health, dental, vision, disability, and basic group life insurance coverage. We also provide our employees, including our NEOs, with various retirement benefits. Our retirement plans are designed to assist our employees in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement plans is to attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors. We generally do not provide perquisites to our NEOs with the exception of country club membership dues for Mr. Petrie. These plans and perquisites are described in Executive Compensation — Benefits below.

Stock Ownership and Hedging

We do not currently require our directors or executive officers to maintain any particular level of ownership of any of our securities. However, our directors receive a portion of their retainer in the form of our common stock and our NEOs are each eligible to receive and/or have received in prior years, awards of restricted stock units as part of their compensation. Additionally, we do not currently have any prohibition on our directors, executive officers, or employees hedging or pledging any securities they may own. However, all of our directors, executive officers, and employees are subject to our Code of Conduct and insider trading policies and directors and executive officers in particular are required to seek the approval of our General Counsel prior to engaging in any transaction in our securities.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the CD&A with management. Based on our review and discussion with management, we have recommended to the Board that the CD&A be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

The Compensation Committee of the Board of Directors

of Merchants Bancorp

Patrick D. O’Brien, Chair

Tamika D. Catchings

Sue Anne Gilroy

Andrew A. Juster

Anne E. Sellers

David N. Shane

EXECUTIVE COMPENSATION

The following summary compensation table shows all cash and non-cash compensation earned or deferred by our NEOs for services rendered to us and our subsidiaries in all capacities during the fiscal years ended December 31, 2025, 2024, and 2023, with the exception of Mr. Sievers for which the table only shows such compensation for 2024 and 2025 because he was not employed by the Company until September 2024.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Michael F. Petrie Chairman of the Board and Chief Executive Officer	2025 2024 2023	1,000,000 950,000 900,000	750,000 - -	750,006 978,531 954,001	100 978,600 954,100	34,589 32,798 31,437	2,534,695 2,939,929 2,839,538
Michael J. Dunlap President and Chief Operating Officer of the Company and President and Chief Executive Officer of Merchants Bank	2025 2024 2023	975,000 840,000 800,000	731,250 - -	731,260 875,530 848,014	100 875,600 848,100	14,500 14,350 13,900	2,452,110 2,605,480 2,510,014
Michael R. Dury President and Chief Executive Officer of Merchants Capital	2025 2024 2023	330,000 315,000 300,000	6,303,158 5,868,913 5,976,839	- 227,122 222,601	100 100 100	14,500 14,350 13,900	6,647,758 6,425,485 6,513,440
Martin A. Schroeter President – Warehouse Lending	2025 2024 2023	450,000 420,000 400,000	900,000 840,000 588,000	- - -	- 100 212,100	14,500 14,350 13,900	1,364,500 1,274,450 1,214,000
Sean A. Sievers (5) Executive Vice President and Chief Financial Officer	2025 2024	625,000 186,885	234,375 500,040	234,393 96,273	-96,346	14,500 8,077	1,108,268 887,622

(1)	For Messrs. Petrie, Dunlap, Schroeter, and Sievers, such amount represents a discretionary cash bonus award approved by the Compensation Committee, which is discussed in the CD&A. For Mr. Dury, such amount relates to commissions and a volume bonus earned under his “at will” employment agreement as discussed below.

(2)	Equity awards are generally made in January of the following year based on our full-year performance. For 2025, we awarded discretionary restricted stock units in January 2026 after the Compensation Committee reviewed our full year performance. The amounts reflect the aggregate grant date fair value of restricted stock awards for the years ended December 31, 2025, 2024, and 2023 in accordance with FASB ASC Topic 718.

(3)	Amounts represent certain nominal incentive awards to the NEO as described in the CD&A.

(4)	For Messrs. Dunlap, Dury, Macke, Schroeter, and Sievers the amounts consisted of a contribution under our 401(k) Plan and an allocation under our ESOP. For Mr. Petrie, the amount consisted of a contribution under our 401(k) Plan, an allocation under our ESOP, and monthly country club dues and assessments. For 2025:

Name	ESOP Allocation ($)	401(k) Contribution ($)	Country Club Dues and Assessments ($)
Michael F. Petrie	4,000	10,500	20,089
Michael J. Dunlap	4,000	10,500	-
Michael R. Dury	4,000	10,500	-
Martin A. Schroeter	4,000	10,500	-
Sean A. Sievers	4,000	10,500	-

Employment Agreements

We do not have employment agreements with any of our NEOs other than an “at will” employment agreement with Mr. Dury and change in control agreements described below. We believe that not having employee agreements provides us with more flexibility and adaptability when making annual compensation decisions.

As of January 1, 2021, we entered into that First Amended and Restated Employment Agreement (“2021 Employment Agreement”) with Mr. Dury. Under the 2021 Employment Agreement, Mr. Dury receives commission compensation on origination fees received by us from a particular group of Merchants Capital’s customers. He does not receive commission related to any mortgage servicing rights or gain on sale. Mr. Dury also receives a volume bonus of 5% of Merchants Capital’s total fee income (the calculation of total fee income excludes any fees received related to customers for which Mr. Dury receives a commission).

As part of its annual review, the Compensation Committee reviews the 2021 Employment Agreement and makes a recommendation to the Board as to whether it should remain in effect. For 2025, the Compensation Committee recommended that the 2021 Employment Agreement remain in effect and the Board approved of such recommendation. We believe the 2021 Employment Agreement, among other things, closely associates Mr. Dury’s compensation to the overall success of Merchants Capital.

Under the 2021 Employment Agreement, Mr. Dury receives a base salary, which may be adjusted by Mr. Dunlap as Chief Executive Officer of Merchants Bank, earns the 5% volume bonus, and earns the following commissions:

Fees on Loans to Designated Borrowers Originated by Mr. Dury	Commissions Earned by Mr. Dury
Under an amount equal to 2x base salary	None
Exceed 2x base salary but less than $750,000	20% of the portion of the fees that exceeds 2x base salary but does not exceed $750,000
Exceeds $750,000 but less than $1,000,000	25% of the portion of the fees that exceeds $750,000 but does not exceed $1,000,000
Exceeds $1,000,000	30% of the portion of the fees that exceeds $1,000,000

The loan fees on which Mr. Dury earns commissions are determined in our sole discretion and do not include fees paid prior to or after closing, or fees paid by any party other than the borrower.

The 2021 Employment Agreement includes certain restrictive covenants, including a 12-month non-competition and non-solicitation period.

Change in Control Agreements

The Compensation Committee previously recommended to the Board, and the Board concluded that it was in the best interest of the Company and its shareholders, to take reasonable steps to compensate certain executives in the event of a change in control event. With these agreements in place, if we should receive takeover or acquisition proposals from third parties, we will be able to call upon these executives for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. The Company currently has change in control agreements in place with each of Messrs. Dunlap, Dury, and Schroeter. However, the Compensation Committee determined that it would not be appropriate or in the best interest of shareholders to offer a change in control agreement to Mr. Petrie, in particular because of the significant amount of our common stock Mr. Petrie beneficially owns.

Each change in control agreement contains identical terms and, in particular: (a) provides for a severance payment of an amount equal to two times base salary plus two times the target cash incentive award most recently approved by the Board in the event both (1) there is a change in control event and (2) employment is terminated by (i) us for any reason other than cause or (ii) by the executive with good reason, within a period between 120 days prior to an announcement of the change in control event and 18 months after the change in control event becomes effective; (b) contains customary restrictive covenants regarding confidentiality; (c) contains a clawback provision should any benefit thereunder be subject to recapture under any Company policy or applicable law; and (d) prohibits, for a 12-month period, (1) competing with us in any commercial banking, mortgage lending, or any similar lending or banking services provided by us anywhere in, or for any person whose principal office is located in, any county in which we maintain an office, after receipt of their severance payment and (2) soliciting our customers or employees, regardless of whether a severance payment is received. Severance payments will be made only if the executive fully releases all claims against us.

As part of its annual review, the Compensation Committee reviews the change in control agreements and makes a recommendation to the Board as to whether they should remain in effect. For 2025, the Compensation Committee recommended that the change in control agreements remain in effect and the Board approved of such recommendation.

Long-Term Incentive Plans

Equity-based incentive awards are currently made under the 2017 Plan. As provided in the CD&A, although the 2017 Plan permits us to issue various types of awards, to date we have only issued restricted stock awards under the 2017 Plan.

Merchants Bancorp 2017 Equity Incentive Plan

The 2017 Plan was adopted by the Board and approved by our shareholders in 2017. The 2017 Plan was designed to ensure availability of equity awards that will assist us in attracting, retaining, and rewarding key employees, directors, and other service providers. Pursuant to the 2017 Plan, a committee of the Board (the “Committee,” for which the Compensation Committee has been appointed by the Board to serve in such role) is allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, and other incentive awards. Up to 2,250,000 shares of common stock are available for issuance under the 2017 Plan. To date, we have issued 425,424 shares of common stock under the 2017 Plan.

Awards vest, become exercisable, and contain such other terms and conditions as determined by the Committee and set forth in individual agreements with the participants receiving the awards. Awards to our Chief Executive Officer must have a vesting period of at least three (3) years. In establishing criteria, the Committee must attempt to balance risk and financial results in a manner that does not encourage participants to expose us to unnecessary or excess risks. An award agreement with the Chief Executive Officer also must stipulate that the Chief Executive Officer will hold shares of stock received for at least a 12-month period after vesting requirements are satisfied, unless the Chief Executive Officer incurs a termination of service, in which case the holding period ends on the termination date.

The 2017 Plan allows for acceleration of vesting and exercise privileges of grants if a change in control occurs and a participant incurs a termination of service without cause following the change in control. Our awards do not currently provide for vesting upon death, disability, or retirement, although it would be permitted under the 2017 Plan. If a participant’s employment is terminated for any reason, then all unvested awards expire at the date of termination, unless otherwise approved by the Committee.

Grants of Plan-Based Awards

The following table provides information on the incentive compensation and equity grants awarded to our NEOs in 2025. All such grants were made under our 2017 Plan, which is described above.

Name	Grant Date (1)(2)	All other stock awards: Number of Units	Grant Date Fair Value of Stock and Option Awards ($)
Michael F. Petrie	12/31/2024	20,565	$750,006
Michael J. Dunlap	12/31/2024	20,051	$731,260
Michael R. Dury (3)	-	-	-
Martin A. Schroeter (4)	-	-	-
Sean A. Sievers	12/31/2024	6,427	$234,393

(1)	While the awards were granted in 2025, the Grant Date represents the date of pricing that was utilized for the grant issuance. All are time-based restricted stock unit grants that vest over a 3-year period from 2027-2029.

(2)	We do not have any estimated future payouts under equity or non-equity incentive plans.

(3)	Mr. Dury did not receive an equity award in 2025.

(4)	Mr. Schroeter was not eligible for an equity award in 2025.

Outstanding Equity Awards at Fiscal Year End

The following table provides information for each of our NEOs regarding outstanding unvested stock awards held by the NEOs as of December 31, 2025.

As of December 31, 2025, our NEOs only had restricted stock units outstanding. Each restricted stock unit represents a right to receive one (1) share of our common stock upon vesting. The number of restricted stock units and the market values are presented as of the end of 2025.

	Stock Awards
Name	Number of Units of Stock That Have Not Vested (#)(1)	Market Value of Units Units of Stock That Have Not Vested ($)(2)
Michael F. Petrie (3)	58,203	1,982,394
Michael J. Dunlap (4)	50,744	1,728,341
Michael R. Dury (5)	13,378	455,655
Martin A. Schroeter (6)	1,601	54,530
Sean A. Sievers (7)	2,261	77,010

(1)	Each restricted stock unit will accelerate and vest upon a change in control in accordance with the 2017 Plan.

(2)	Based on the closing price of $34.06 on December 31, 2025.

(3)	29,807 vested on February 1, 2026; 20,736 will vest on February 1, 2027; and 7,660 will vest on February 1, 2028.

(4)	25,413 vested on February 1, 2026; 18,477 will vest on February 1, 2027; and 6,854 will vest on February 1, 2028.

(5)	6,771 vested on February 1, 2026; 4,829 will vest on February 1, 2027; and 1,778 will vest on February 1, 2028.

(6)	All 1,601 vested on February 1, 2026 and he has no RSUs remaining to vest.

(7)	753 vested on February 1, 2026; 754 will vest on February 1, 2027; and 754 will vest on February 1, 2028

Option Exercises and Stock Vesting

We have not previously granted any stock options to our NEOs, thus no options were exercised in 2025. The below table provides the details of the stock awards that vested in 2025.

	Stock Awards
Name	Stock Awards Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(3)
Michael F. Petrie	35,319	1,480,926
Michael J. Dunlap	29,504	1,237,103
Michael R. Dury	8,540	358,082
Martin A. Schroeter	4,439	186,127
Sean A. Sievers (4)	-	-

(1)	All restricted stock units that were awarded for Company performance in 2021, 2022, and 2023.

(2)	Number represents the gross number of restricted stock units that vested on February 1, 2025. We currently withhold-to-cover for the tax obligations of the NEO and after withholding a number of shares equal to the NEO’s tax liability, only actually issue the net number of shares.

(3)	The amount reflects the gross value realized upon vesting of restricted stock units based on the $41.93 closing price of our common stock on January 31, 2025 (the last trading day of our common stock on the date the shares vested).

(4)	Mr. Sievers was not employed by the Company until September 9, 2024 and therefore did not have any stock awards that vested in 2025.

Potential Payments Upon Termination or Change in Control

As provided in the CD&A, we do not have employment agreements with our NEOs, with the exception of the “at will” 2021 Employment Agreement with Mr. Dury, and we have entered into change in control agreements with each of our NEOs except for Messrs. Petrie and Sievers. Other than in connection with a change in control, our NEOs are not entitled to any payments if their employment is terminated for any reason, including for death, disability, or retirement.

The following table provides information on the potential payments and benefits our NEOs would be entitled to under our compensation programs and benefits plans, including the change in control agreements, upon a hypothetical termination of employment as of December 31, 2025. For the purposes of estimating the value of accelerated vesting of equity awards, we have assumed a per share price of $34.06 based on the closing price of our common stock on December 31, 2025.

Name	Type of Payment (1)	Termination, by the Company Other than for Cause, or by the Executive for Good Reason, in Connection with Change in Control ($) (2)(3)
Michael F. Petrie	Cash Severance Payment	-
	Outstanding Equity Awards	1,982,394
Michael J. Dunlap	Cash Severance Payment	4,100,000
	Outstanding Equity Awards	1,728,341
Michael R. Dury	Cash Severance Payment	680,000
	Outstanding Equity Awards	455,655
Martin A. Schroeter	Cash Severance Payment	950,000
	Outstanding Equity Awards	54,530
Sean A. Sievers	Cash Severance Payment	-
	Outstanding Equity Awards	77,010

(1)	For each NEO, the cash severance payment represents a payment under their change in control agreement and the outstanding equity award represents amounts that would automatically vest under the 2017 Plan.

(2)	These are gross amounts payable and are subject to a reduction if such amounts would exceed certain thresholds under Section 280G of the Internal Revenue Code.

(3)	The amounts do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, or amounts that are fully vested under the terms of the applicable plan, such as accrued salary and vacation pay and distributions of plan balances under our 401(k) Plan and ESOP.

Benefits

401(k) Plan. Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees (including those of our subsidiaries). The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. NEOs, all of whom were eligible during 2025, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer between 1% and 100% of their compensation to the 401(k) Plan, up to the applicable IRS limit. In 2025, for each employee we made a discretionary contribution equal to 3% of an employee’s eligible compensation under the 401(k) Plan each pay period regardless of whether such employee also contributes to the 401(k) Plan, up to the applicable IRS limit. Our contribution is in the form of cash and is invested according to the employee’s current investment allocation.

Employee Stock Ownership Plan. In 2020, we established the Merchants Bancorp Employee Stock Ownership Plan (“ESOP”) in order to reward employees for their contributions towards our success and to help ensure that our employees’ interests are more aligned with our shareholders. Under the ESOP, from time to time we may make a contribution of newly issued shares of our common stock or cash to purchase shares of our common stock, which is then allocated to eligible employees. The ESOP contribution is completely funded by the Company, is in addition to all other wages, incentives, and benefits, and requires nothing from our employees other than their ongoing hard work and dedication. An employee’s allocation in the ESOP vests ratably over a five (5) year service period with credit for service prior to the ESOP’s adoption. ESOP participants are entitled to vote and receive dividends on all shares allocated to them in the ESOP, including any portion of their respective allocation that has not vested. Our NEOs are eligible to participate in the ESOP to the same extent as all other employees. For 2025, we made a contribution of newly issued shares of our common stock to the ESOP equal to 2% of all participants’ eligible wages. A participant’s eligible wages includes salary and commissions but excludes bonuses and other one-time payments (e.g., sign-on bonus, cash bonus, cash incentive, and equity incentive awards), up to a maximum of $200,000. Each NEO received an allocation within the ESOP equal to $4,000 (as of December 31, 2025).

Health and Welfare Benefits. Our NEOs are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all of our eligible employees. We do not provide the NEOs with any health and welfare benefits that are not generally available to our other employees.

Perquisites. We pay monthly dues and assessments for country club memberships for Mr. Petrie, which he uses primarily to entertain current and prospective customers. We do not provide any other perquisites to our NEOs.

To date, we have not established any supplemental executive retirement plans or deferred compensation plans other than as described above.

Chief Executive Officer Pay Ratio

In the table below is a comparison of the annual total compensation of our median compensated employee and the annual total compensation of our CEO. In determining our median compensated employee, we used a roster of employees as of the close of business on December 31, 2025 and excluded our CEO. This roster included 742 employees.

We used base salary, commissions, cash bonuses, cash incentive awards, equity incentive awards, and employer contributions to our 401(k) plan and ESOP in determining total compensation. The amount of any benefit that is generally available to all employees and does not vary depending on an employee’s compensation, such as the value of health insurance benefits, was not included. This methodology is consistent with how we determined our CEO’s total compensation in the Summary Compensation Table above. Additionally, we annualized salaries for those employees who were not employed for the full year of 2025, with the exception of temporary employees. No full-time equivalent adjustments were made for part-time employees.

Median Employee Total Compensation	$109,081
CEO Total Annual Compensation	$2,534,695
Ratio of CEO to Median Employee Compensation	23 to 1

Pay Versus Performance Table

					Value of initial fixed $100 investment based on:
Year	Summary Compensation table total for CEO (1)	Compensation actually paid to CEO	Average summary compensation table total for non-CEO NEOs (2)	Average compensation actually paid to non-CEO NEOs	Total shareholder return	Peer group total shareholder return (3)	Net income	Return on average equity
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025 (4)	$2,534,695	$2,566,821	$2,893,159	$2,910,516	$195	$187	$218,770,000	9.88%
2024 (5)	$2,939,929	$3,603,163	$3,698,051	$3,936,291	$294	$147	$320,386,000	16.86%
2023 (6)	$2,839,538	$4,982,645	$2,768,869	$3,191,500	$340	$109	$279,234,000	17.63%
2022 (7)	$1,908,889	$2,317,600	$3,038,319	$3,227,061	$192	$99	$219,721,000	17.21%
2021 (8)	$1,549,064	$2,159,020	$4,922,427	$5,895,969	$246	$120	$227,104,000	22.07%

(1)	Our Chief Executive Officer for each of 2025, 2024, 2023, 2022, and 2021 was Mr. Petrie.

(2)	Our Non-Chief Executive Officers for 2025 were Messrs. Dunlap, Dury, Schroeter, and Sievers. Our Non-Chief Executive Officers for 2024 were Messrs. Dunlap, Dury, Macke (our former Chief Financial Officer), Schroeter, and Sievers. Our Non-Chief Executive Officers for 2023 and 2022 were Messrs. Dunlap, Dury, Macke, and Schroeter. Our Non-Chief Executive Officers for 2021 were Messrs. Dunlap and Dury.

(3)	The peer group used was the Nasdaq Bank Index.

(4)	The compensation actually paid for Principal Executive Officer and our Non-Principal Executive Officers in 2025 includes portions of equity awards from 2024, 2023, and 2022 that vested that year.

(5)	The compensation actually paid for Principal Executive Officer and our Non-Principal Executive Officers in 2024 includes portions of equity awards from 2023, 2022, and 2021 that vested that year.

(6)	The compensation actually paid for Principal Executive Officer and our Non-Principal Executive Officers in 2023 includes portions of equity awards from 2022, 2021, and 2020 that vested that year.

(7)	The compensation actually paid for Principal Executive Officer and our Non-Principal Executive Officers in 2022 includes portions of equity awards from 2021, 2020, and 2019 that vested that year.

(8)	The Compensation actually paid for Principal Executive Officer and our Non-Principal Executive Officers in 2021 includes portions of equity awards from 2020, 2019, and 2018 that vested that year.

The following table reconciles the Summary Compensation Table to the Pay Versus Performance Table above.

Reconciliation:	CEO					Non-CEO Executive Officers (Averages)
Year	2025	2024	2023	2022	2021	2025	2024	2023	2022	2021
Summary Compensation Table Total Compensation	$2,534,695	$2,939,929	$2,839,538	$1,908,889	$1,549,064	$2,893,159	$3,698,051	$2,768,869	$3,038,319	$4,922,427
Less: Grant Date Value of Stock Awards in Fiscal Year	$(750,006)	$(978,531)	$(954,001)	$(858,507)	$(728,014)	$(241,413)	$(299,731)	$(320,659)	$(289,006)	$(400,405)
Add: Changes in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Year and Fiscal Year	$782,132	$1,641,765	$3,097,108	$1,267,218	$1,337,970	$258,770	$537,971	$743,291	$477,747	$1,373,946
Compensation Actually Paid	$2,566,821	$3,603,163	$4,982,645	$2,317,600	$2,159,020	$2,910,516	$3,936,291	$3,191,500	$3,227,061	$5,895,969

Pay Versus Performance: Graphical Description

The graphs below present the relationship during 2025, 2024, 2023, 2022, and 2021 between compensation actually paid (“CAP”) to our CEO and our other NEOs (on an average basis) and the following measures:

●	our cumulative total shareholder return (“TSR”) and the peer group’s cumulative TSR;

●	our net income; and

●	our return on average equity (which is the company-selected measure).

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CAP vs. TSR
Compensation ($000s)
$6,000
$5,400
$4,800
$4,200
$3,600
$3,000
$2,400
$1,800
$1,200
$600
$0
Total Shareholder Return
$350
$300
$250
$200
$150
$100
$50
$0
2021
2022
2023
2024
2025
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
MBIN TSR
Peer Group TSR

CAP and the Company’s Net Income

CAP vs. Net Income
Compensation ($000s)
$6,000
$5,400
$4,800
$4,200
$3,600
$3,000
$2,400
$1,800
$1,200
$600
$0
Net Income ($ Mil.)
$350
$300
$250
$200
$150
$100
$50
$0
2021
2022
2023
2024
2025
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
Net Income ($ Mil.)

CAP and Return on Average Equity

CAP vs. Return on Average Equity
$6,000
$5,400
$4,800
$4,200
$3,600
$3,000
$2,400
$1,800
$1,200
$600
$0
Compensation ($000s)
30%
25%
20%
15%
10%
5%
0%
Return on Average Equity
2021
2022
2023
2024
2025
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
Return on Average Equity

The most important financial performance measures we used in 2025 to set the compensation for our Principal Executive Officer and our Non-Principal Executive Officers were total revenue, earnings per common share, and return on average equity.

PROPOSAL 2 – NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to vote, on a non-binding, advisory basis, on the compensation of our NEOs as provided in Executive Compensation above, commonly referred to as a “say-on-pay” vote. We have included this say-on-pay for consideration at the Annual Meeting pursuant to the requirements of Section 14A of the Exchange Act. In a nonbinding, advisory vote on the frequency of say-on-pay votes held at our 2023 annual meeting, our shareholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by our Board, our Board determined that we would hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which we expect to take place at our 2029 annual shareholders meeting.

As described in more detail in the CD&A, the overall objectives of the Company’s compensation program have been to align NEO compensation with the success of meeting strategic and financial goals. Shareholders are urged to read the CD&A, Executive Compensation, Summary Compensation Table, and other related compensation tables and narrative disclosure that describe the compensation of our NEOs in 2025. The Compensation Committee and Board believe that the information provided regarding the compensation of our NEOs in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to maximize shareholder return while mitigating risk and aligning managements’ interests with our shareholders. Accordingly, the Board recommends that shareholders approve the following advisory resolution:

“RESOLVED, that Merchants Bancorp’s shareholders approve, on an advisory basis, its executive compensation paid to its Named Executive Officers as disclosed and described in its 2026 Proxy Statement, including the Compensation Discussion and Analysis, Executive Compensation, and Summary Compensation Table, and other related compensation tables and narrative disclosure.”

Approval of this resolution requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on such proposal. While this advisory vote is required, it is not binding on our Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board recommends that you vote to approve the compensation paid to our NEOs by voting “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The below table sets forth the following information as of the Record Date (unless otherwise provided in the footnotes) regarding the beneficial ownership of our common stock for:

●	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;

●	each of our directors and nominees;

●	each of our NEOs; and

●	all of our directors, nominees, and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 45,941,666 shares of our common stock outstanding as of the Record Date.

The address for each shareholder listed in the table below is: c/o Merchants Bancorp, 410 Monon Boulevard, Carmel, Indiana, 46032.

	Amount and Nature of Beneficial Ownership (1)
Name	Number	%
5% shareholders:
Jody J. Petrie (2)	12,575,375	27.4
Mary H. Rogers (3)	2,740,423	6.0
Carey Rogers Kulongoski (4)	2,750,208	6.0
Emily J. Pell (5)	2,765,108	6.0

Directors, Nominees, and Named Executives Officers:
Tamika D. Catchings	7,385	*
Michael S. Curless	-	*
Thomas W. Dinwiddie	22,385	*
Michael J. Dunlap	167,669	*
Michael R. Dury	147,550	*
Scott A. Evans	18,873	*
Sue Anne Gilroy	13,684	*
Andrew A. Juster	25,791	*
Julia L. Kaercher (6)	838,875	1.8
Patrick D. O’Brien	119,340	*
Michael F. Petrie (7)	12,575,375	27.4
Randall D. Rogers (8)	2,740,423	6.0
Randall D. Rogers, Jr. (4)	3,775,767	8.3
Mark E. Shaffer	-	*
Sean A. Sievers	6,660	*
Anne E. Sellers	12,278	*
David N. Shane	23,527	*
Martin Schroeter	11,724	*
All directors, Nominees, and Executive Officers as a group (21 persons)	20,608,933	44.9

*denotes less than 1%

(1)	Does not include portions of awards under the 2017 Plan that are unvested, will not vest within sixty (60) days hereof, and for which the recipient is not entitled to vote or receive dividends. Does include shares allocated in the ESOP (rounded down to the nearest whole share) for which the person is entitled to vote and receive dividends.

(2)	Jody J. Petrie is the wife of Michael F. Petrie and individually holds 2,111,868 shares. Mrs. Petrie is the sole trustee of various trusts holding an aggregate of 7,871,576 shares. Mrs. Petrie is also a co-trustee with Ms. Kaercher and Ms. Pell of a trust holding 746,709 shares. Mrs. Petrie’s reported beneficial ownership includes 1,845,222 shares held by Mr. Petrie. Mrs. Petrie disclaims beneficial ownership of shares held individually by Mr. Petrie.

(3)	Mary H. Rogers is the wife of Randall D. Rogers and is the sole trustee of various trusts holding an aggregate of 2,094,000 shares. Mrs. Rogers’ beneficial ownership also includes 646,423 shares held individually by Mr. Rogers. Mrs. Rogers disclaims beneficial ownership of shares held individually by Mr. Rogers.

(4)	Carey Rogers Kulongoski and Randall D. Rogers, Jr. are the adult children of Randall D. Rogers. The number of shares for each is based on the most recent Schedule 13G filed by the Rogers family with the SEC on April 6, 2026.

(5)	Emily J. Pell is an adult child of Michael F. Petrie. The number of shares is based on the most recent Schedule 13G filed by the Petrie family with the SEC on April 6, 2026. Ms. Pell individually holds 975,610 shares and is the sole trustee of various trusts holding an aggregate of 1,042,789 shares. Ms. Pell is also a co-trustee with Ms. Kaercher and Mrs. Petrie of a trust holding 746,709 shares.

(6)	Julia L. Kaercher is an adult child of Michael F. Petrie. The number of shares is based on the most recent Schedule 13G filed by the Petrie Family with the SEC on April 6, 2026. Ms. Kaercher and her husband jointly hold 15,036 shares and are co-trustees of a trust that holds 77,130 shares. Ms. Kaercher is also a co-trustee with Mrs. Petrie and Ms. Pell of a trust holding 746,709 shares.

(7)	Includes 1,845,222 shares held individually by Mr. Petrie, 2,111,868 shares held individually by Jody J. Petrie, and 8,618,285 shares held by trusts of which Jody J. Petrie is a trustee, as described in footnote (2) above, as to which Mr. Petrie may be deemed to have beneficial ownership. Mr. Petrie disclaims beneficial ownership of all shares that he does not hold individually.

(8)	Includes 646,423 shares held individually by Mr. Rogers and 2,094,000 shares held by trusts of which Mary H. Rogers is the sole trustee, as described in footnote (3) above, as to which Mr. Rogers may be deemed to have beneficial ownership. Mr. Rogers disclaims beneficial ownership of all shares that he does not hold individually.

Equity Compensation Plan Information as of December 31, 2025:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	-	N/A	1,893,469
Equity compensation plans not approved by security holders	-	N/A	-
Total	-	N/A	1,893,469

We do not currently have any compensation plans under which equity securities are authorized for issuance that have not been approved by security holders.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our directors and executive officers are also required to furnish us with copies of all such Section 16(a) reports they file. These reports are available on our website (investors.merchantsbancorp.com) under the filings section.

Based on a review of these reports, and on written representations from our reporting persons, we believe that all such Section 16(a) filing requirements applicable to our directors and executive officers were satisfied during 2025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in Executive Compensation above, the following is a description of transactions since January 1, 2025, to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Employment Relationships with Related Parties

We employ Matt Kaercher, the son-in-law of our Chairman and Chief Executive Officer, Michael J. Petrie, and the wife of one of our nomineeds for director, Julia L. Kaercher, as Senior Vice President – Originations of Merchants Capital. Mr. Kaercher’s compensation for 2025 totaled $1,221,432, which consisted of a base salary, production bonus, a contribution under our 401(k) Plan, and an allocation under our ESOP.

Payment for Services of Related Parties

We retain the services of various law firms, including Dinsmore & Shohl LLP, a law firm where one of our nominees, Thomas W. Dinwiddie, was a partner until December 31, 2025. In 2025, Dinsmore & Shohl LLP received $9.7 million in total fees related to our businesses, primarily related to the documentation of loan originations and loan collections for Merchants Bank. However, of such amount, only $2.2 million was paid directly by us while the remaining $7.5 million was paid by third parties, such as by borrowers in connection with closing their loans.

During 2025, the Company sold certain land to an entity owned by the Company’s Chairman and Chief Executive Officer. The transaction was effective on December 30, 2025, and the land was sold for $2.2 million, which was paid in cash at closing. The land was sold at market rate and no special discounts or exceptions were made during the transaction.

Ordinary Banking Relationships

Certain of our directors, officers, beneficial owners of more than 5% of our common stock, and their associates were customers of, and had transactions with, us in the past and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us, and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the board of directors of Merchants Bank in accordance with bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to us.

Policies and Procedures Regarding Related Party Transactions

Transactions by us, Merchants Bank, and certain of our other subsidiaries with related parties, are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by Merchants Bank with its affiliates) and the Board of Governors of the Federal Reserve System’s Regulation O (which governs certain loans by Merchants Bank to its executive officers, directors, and principal shareholders).

Under applicable SEC and Nasdaq rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000, and a related party has or will have a direct or indirect material interest. Our related parties include directors (including nominees for election as directors), executive officers, 5% shareholders, and the immediate family members of these persons or entities affiliated with them. In accordance with our Audit Committee Charter, related party transactions are evaluated in accordance with our Code of Conduct. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair a Non-Executive Director’s independence, the acceptability of the transaction to our regulators, and the potential violations of other corporate policies.

REPORT OF THE AUDIT COMMITTEE

Our management is responsible for the internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee oversees our internal controls and financial reporting process on behalf of the Board. The Audit Committee has met and held discussions with management and the independent registered public accounting firm on these matters. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board, including the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from us and our management.  In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of our internal control over financial reporting, and the overall quality of our financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of our financial statements to accounting principles generally accepted in the United States of America. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, or that our independent registered public accounting firm is, in fact, “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC. The Audit Committee has appointed, subject to shareholder ratification, Forvis Mazars, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

The Audit Committee of the Board of Directors

of Merchants Bancorp

Andrew A. Juster, Chair

Tamika D. Catchings

Sue Anne Gilroy

Patrick D. O’Brien

Anne E. Sellers

David N. Shane

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The following table sets forth the aggregate fees billed for audit services rendered by Forvis Mazars, LLP in connection with its audit of our consolidated financial statements and reports for our fiscal years ended December 31, 2025 and 2024 and for other services rendered during fiscal years ended December 31, 2025 and 2024, as well as all out-of-pocket costs incurred in connection with these services.

	2025	2024
Audit Fees (1)	$1,141,014	$1,238,738
Audit Related Fees (2)	113,480	108,463
TOTAL	$1,254,494	$1,347,201

(1)	Includes fees billed for the audit of consolidated financial statements, including review of interim financial information contained in Quarterly Reports on Form 10-Q and other regulatory reports. Also includes fees for comfort letters associated with common stock and preferred stock offerings.

(2)	Includes fees associated with the audit of our employee benefits plans, audit associated with the Uniform Single Attestation Program, Ginnie Mae custodial audit, and multifamily servicer audit.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. All of the fees for permissible audit-related, tax, and services of Forvis Mazars, LLP were pre-approved by the Audit Committee.

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board’s Audit Committee has appointed, and the Board has ratified, Forvis Mazars, LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, subject to ratification by shareholders. A representative of Forvis Mazars, LLP is not expected to be present at the annual meeting to respond to questions from shareholders or make a statement.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by shareholders at the annual meeting, the Audit Committee will consider other independent registered public accounting firms.

The Board recommends that shareholders vote “FOR” the ratification of the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm.

Shareholder Proposals for the 2027 Annual Meeting

We anticipate holding our 2027 annual meeting of shareholders on May 20, 2027. Based on the date this proxy statement is being made available to shareholders, proposals submitted by shareholders under Rule 14a-8 of the Exchange Act to be presented at the 2027 annual meeting must be received by the Company at its principal executive office no later than December 11, 2026, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting and must otherwise comply with the SEC rules and regulations. Any such proposals should be sent to the attention of the Secretary of the Company at 410 Monon Boulevard, Carmel, Indiana 46032.

All director nominations and other shareholder proposals must be made in accordance with the requirements contained in the Company’s By-Laws. The Company is not required to include such nomination or proposal in its proxy statement. See the description of the nomination procedures beginning on page 8.

OTHER MATTERS

The Board does not know of any matters for action by shareholders at the Annual Meeting other than the matters described in the accompanying Notice of 2026 Annual Meeting of Shareholders. However, your proxy will confer upon the named proxies discretionary authority with respect to matters which are not known to the Board at the time of this proxy statement and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the proxy with respect to such matters in accordance with their best judgment.

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR SHAREHOLDER RIGHT TO VOTE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

01 - Michael F. Petrie 02 - Tamika D. Catchings 03 - Michael S. Curless 04 - Thomas W. Dinwiddie 05 - Michael J. Dunlap 06 - Scott A. Evans 07 - Andrew A. Juster 08 - Julia L. Kaercher 09 - Patrick D. O’Brien 10 - Randall D. Rogers, Jr. 11 - Anne E. Sellers 12 - Mark E. Shaffer 01 02 03 04 05 06 07 08 09 10 11 Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. Mark here to WITHHOLD vote from all nominees 12 A Proposals — The Board of Directors recommend a vote FOR all nominees listed, and FOR Proposals 2 and 3. 2. A non-binding, advisory vote on the compensation of the Company’s Named Executive Officers. 3. The ratification of the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026. 1. Election of Directors: For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/MBIN or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by May 21, 2026 at 1:00 A.M., Eastern Time. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/MBIN Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MBIN Proxy – Merchants Bancorp C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. Notice of 2026 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting – May 21, 2026 Sean A. Sievers and Tami L. Durle, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Merchants Bancorp to be held on May 21, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) 2026 Annual Meeting Admission Ticket 2026 Annual Meeting of Merchants Bancorp Shareholders Thursday, May 21, 2026 at 8:00 A.M., Eastern Time Merchants Bancorp Headquarters 410 Monon Blvd., Carmel, Indiana 46032